EXECUTION VERSION

AMENDMENT No. 1, dated as of November 16, 2021 (this “Amendment”), to the Credit Agreement dated as of December 12, 2019, among NEWS CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto (as amended, restated, modified and supplemented from time to time, the “Credit Agreement”); capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Borrower desires to amend the Credit Agreement on the terms set forth herein;

WHEREAS, Section 2.08 of the Credit Agreement provides that the Borrower and the Administrative Agent may amend the Credit Agreement if a Benchmark Transition Event has occurred with respect to the Eurodollar Rate for any currency;

WHEREAS, the Borrower and the Required Lenders have agreed to make certain changes to the definition of “Interest Period” in the Credit Agreement to eliminate certain interest period tenors that will cease to be available;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.    Amendment to Credit Agreement. Effective as of the Amendment No. 1 Effective Date, the terms and provisions of the Credit Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Exhibit A hereto. Schedules and Exhibits to the Credit Agreement shall remain as in effect under the Existing Credit Agreement. From and after the replacement of the terms of the Existing Credit Agreement by the terms of the Credit Agreement attached as Exhibit A hereto pursuant to this Agreement, (i) as used in the Credit Agreement (including all exhibits and schedules thereto), the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended by this Amendment, and (ii) any other reference to the “Credit Agreement” (or similar variations thereof) contained in the other Loan Documents (including all exhibits and schedules thereto) shall mean the Credit Agreement as amended by this Amendment.

Section 2.    Representations and Warranties. The Borrower hereby represents and warrants that, on the date hereof, before and after giving effect to this Amendment, each of the representations and warranties in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof as though made on and as of the date hereof (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date).

Section 3.    Effectiveness. Section 1 of this Amendment shall become effective on the date (such date, if any, the “Amendment No.1 Effective Date”) that the Administrative Agent shall have received from the Borrower and Lenders constituting the Required Lenders executed counterparts to this Amendment.

Section 4.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 5.    Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 6.    Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

Section 7.    Effect of Amendment. Except as expressly set forth herein (including in Exhibit A hereto), (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect as expressly amended hereby. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement.

Section 8.    Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally agrees that Section 8.11 of the Credit Agreement is incorporated herein mutatis mutandis.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

NEWS CORPORATION, as Borrower

By:	/s/ Stephen Maire
Name: Stephen Maire
Title: Senior Vice President, Treasurer

[Signature Page to Amendment]

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

If a second signature is necessary:
By:
Name:
Title

[Lender Signature Page to Amendment No. 1]

BANK OF AMERICA, N.A.

By:	/s/ Brandon Bolio
Name: Brandon Bolio
Title: Director

[Lender Signature Page to Amendment No. 1]

Citibank, N.A.

By:	/s/ Elizabeth Minnella
Name: Elizabeth Minnella
Title: Managing Director and Vice President

If a second signature is necessary:
By:
Name:
Title

[Lender Signature Page to Amendment No. 1]

Bank of China, New York Branch,

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Lender Signature Page to Amendment No. 1]

Goldman Sachs Bank USA,

By:	/s/ Dan Martis
Name: Dan Martis
Title: Authorized Signatory

[Lender Signature Page to Amendment No. 1]

HSBC Bank USA, National Association,

By:	/s/ Tomoko Hoffman
Name: Tomoko Hoffman, #22682
Title: SVP

[Lender Signature Page to Amendment No. 1]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director
Ming.k.chu@db.com
+1-212-250-5451

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President
Marko.lukin@db.com
+1-212-250-7283
[Lender Signature Page to Amendment No. 1]

Australia and New Zealand Banking Group Limited

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Executive Director

[Lender Signature Page to Amendment No. 1]

COMMONWEALTH BANK OF AUSTRALIA
as Lender

By:	/s/ Jon Treers
Name: Jon Treers
Title: Executive Director

[Signature Page to Amendment]

WESTPAC BANKING CORPORATION,

By:	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Tier II Attorney

National Australia Bank,
(Name of Institution)

By:	/s/ Rajat Sharma
Name: Rajat Sharma
Title: Associate Director

If a second signature is necessary:
By:
Name:
Title

[Signature Page to Amendment]

MORGAN STANLEY BANK, N.A.

By:	/s/ Manish Desai
Name: Manish Desai
Title: Authorized Signatory

[Lender Signature Page to Amendment No. 1]

MUFG BANK, LTD.,
as Joint Lead Arranger and a Lender

By:	/s/ Matthew Antioco
Name: Matthew Antioco
Title: Director

[Lender Signature Page to Amendment No. 1]

EXHIBIT A

US$750,000,000
CREDIT AGREEMENT
Dated as of December 12, 2019 among
NEWS CORPORATION,
as Administrative Borrower, and
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders, and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and
BOFA SECURITIES, INC. CITIBANK, N.A.
and
BANK OF CHINA, NEW YORK BRANCH
as Syndication Agents, and
JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC. CITIBANK, N.A.
and
BANK OF CHINA, NEW YORK BRANCH
as Joint Lead Arrangers and Joint Bookrunners

and
GOLDMAN SACHS BANK USA, HSBC SECURITIES (USA) INC.,
MORGAN STANLEY SENIOR FUNDING, INC., MUFG BANK, LTD.
and
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers
US-DOCS\110968108.13

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		Page
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01	65
SECTION 3.02.	Conditions Precedent to Each Borrowing, Issuance, Renewal, Commitment Increase and Extension Date	67
SECTION 3.03.	Determinations Under Section 3.01	67

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Loan Parties	68

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01.	Affirmative Covenants	70
SECTION 5.02.	Negative Covenants	74
SECTION 5.03.	Financial Covenant	78

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	78
SECTION 6.02.	Actions in Respect of the Letters of Credit upon Default	80

ARTICLE VII

THE ADMINISTRATIVE AGENT

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.	Amendments, Etc.	84
SECTION 8.02.	Notices, Etc.	85
SECTION 8.03.	No Waiver; Remedies	86
SECTION 8.04.	Costs and Expenses	86
SECTION 8.05.	Right of Setoff	88
SECTION 8.06.	Binding Effect	89
SECTION 8.07.	Assignments and Participations	89
SECTION 8.08.	Confidentiality	93
SECTION 8.09.	Governing Law	93

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		Page

SECTION 8.10.	Execution in Counterparts	94
SECTION 8.11.	Jurisdiction, Etc.	94
SECTION 8.12.	No Liability of the Issuing Banks	95
SECTION 8.13.	Judgment	95
SECTION 8.14.	Patriot Act	95
SECTION 8.15.	Material Non-Public Information	96
SECTION 8.16.	Indemnification by Lenders	96
SECTION 8.17.	No Fiduciary Duties	97
SECTION 8.18.	Waiver of Jury Trial	98
SECTION 8.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	98

Schedules

Schedule I	–Commitments
Schedule II	–Administrative Agent’s Office
Schedule 5.01(h)	–Existing Transactions with Affiliates
Schedule 5.02(a)	–Existing Liens
Schedule 5.02(e)	–Existing Debt

Exhibits

Exhibit A	–Form of Note
Exhibit B	–Form of Notice of Borrowing
Exhibit C	–Form of Assignment and Assumption
Exhibit D	–Form of Non-Bank Tax Certificate

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US-DOCS\110968108.13

CREDIT AGREEMENT

Dated as of December 12, 2019

NEWS CORPORATION, a Delaware corporation (the “Administrative Borrower”), the Lenders (as defined herein), the initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) for the Lenders (as hereinafter defined) and the other financial institutions or parties from time to time party hereto, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Operating Income” means, for any period, without duplication, Consolidated Operating Income plus Consolidated depreciation expense plus Consolidated amortization expense, plus all Cash Distributions other than from Subsidiaries plus, to the extent included in Consolidated Operating Income, any non-cash impairments or write-offs of depreciable or amortizable assets relating to property, plant, equipment or intangible assets or impairments or write-offs of goodwill, in each case as determined with respect to the Administrative Borrower and its Subsidiaries in accordance with GAAP for such period plus, to the extent included in Consolidated Operating Income, (i) non-cash restructuring expenses and charges (except to the extent representing an accrual for a future cash expenditure) and (ii) other restructuring expenses and charges not to exceed, in the aggregate pursuant to this subclause (ii), the lesser of $100,000,000 and 10% of Adjusted Operating Income in any Rolling Period plus any non-cash costs or expenses incurred by the Administrative Borrower or its Subsidiaries pursuant to any management equity plan or stock option plan, plus expenses and charges in connection with the U.K. Newspaper Matters (as described in the Administrative Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013) incurred (i) on or prior to June 30, 2013 or (ii) after June 30, 2013 in an amount not to exceed $300,000,000 in the aggregate plus other litigation expenses and charges (net of any income or gains from other litigation during the applicable Rolling Period) not to exceed, in the aggregate, the lesser of $180,000,000 and 20% of Adjusted Operating Income in any Rolling Period; provided that Adjusted Operating Income will be adjusted for non-cash amortization changes in accounting estimates in relation to the change from straight line to accelerated amortization for certain entertainment programming inventory in an aggregate amount in any fiscal year that is not to exceed (i) for the fiscal year ending June 30, 2020, A$62,000,000, (ii) for the fiscal year ending June 30, 2021, A$30,000,000, (iii) for the fiscal year ending June 30, 2022, A$12,000,000 and (iv) thereafter, $0.

For purposes of calculating Adjusted Operating Income for any Rolling Period in connection with the determination of compliance with Section 5.03(a), if during such Rolling Period any member of the Reporting Group shall have made a Material Acquisition or a Material Disposition, Adjusted Operating Income for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Rolling Period.
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“Adjusted Operating Income Net Leverage Ratio” means, for any period, (i) the aggregate principal amount, without duplication, of (A) Consolidated Debt of the Administrative Borrower described in clauses (a), (c) and (e) of the definition of Debt plus (B) preference shares that constitute debt under GAAP of the Administrative Borrower and its Subsidiaries less (C) cash and cash equivalents of the Administrative Borrower and its Subsidiaries as of such date of determination in an aggregate principal amount in excess of $500,000,000 to (ii) Consolidated Adjusted Operating Income of the Administrative Borrower.
“Administrative Agent Parties” has the meaning specified in Section 8.02(d).
“Administrative Agent’s Account” means the relevant account as may be notified by the Administrative Agent to the Administrative Borrower and the Lenders from time to time.
“Administrative Agent’s Office” means the office identified on Schedule II or such other office as may be notified by the Administrative Agent to the Administrative Borrower and the Lenders from time to time.
“Administrative Borrower” has the meaning specified in the preamble.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a Base Rate Advance ~~or~~, a Eurodollar Rate Advance or an RFR Advance (each of which shall be a “Type” of Advance).

“Adjusted Daily Simple RFR” means, an interest rate per annum equal to (a) the Daily Simple RFR, plus (b) 0.0326%,

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided that any Person that would be an Affiliate solely by reason of the fact that a director or officer of such Person is also a director or officer of a member of the Reporting Group shall be deemed not to be an Affiliate for purposes of this definition. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person (other than with respect to the Murdoch Family Trust) means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means any of the Arrangers, the Syndication Agents and the Administrative Agent and “Agents” means any two or more of the foregoing, as the context may require.

“Agreement” means this Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.01.

“Alternative Currency” means each of Euro, Sterling, Australian Dollars, Canadian Dollars, and each other currency as shall be agreed from time to time among the Administrative Agent, each Lender, each applicable Issuing Bank and the Administrative Borrower.

US-DOCS\110968108.13

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Administrative Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance denominated in Dollars and such Lender’s applicable Eurodollar Lending Office in the case of a Eurodollar Rate Advance or a Base Rate Advance denominated in Canadian Dollars, any of which office may be changed by such Lender by prior written notice to the Administrative Agent.

“Applicable Margin” means as of any date, a percentage per annum set forth in the table below determined by the Adjusted Operating Income Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(i); provided that Pricing Level I as set forth below shall apply until delivery by the Administrative Borrower to the Administrative Agent of the Compliance Certificate for the first fiscal quarter completed after the Effective Date pursuant to Section 5.01(i):

		Applicable Margin
	Adjusted	for	Applicable Margin
	Operating Income	Eurodollar	for
Pricing	Net Leverage	Rate Advances and	Base Rate	Commitment
Level	Ratio	RFR Advances	Advances	Fees

I	< 1.0x	1.375%	0.375%	0.20%
II	≥ 1.0x and < 1.5x	1.50%	0.50%	0.225%
III	≥ 1.5x and < 2.0x	1.75%	0.75%	0.250%
IV	≥ 2.0x and < 2.5x	2.00%	1.00%	0.275%
V	≥ 2.5x	2.25%	1.25%	0.300%

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Adjusted Operating Income Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Adjusted Operating Income Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Adjusted Operating Income Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Administrative Borrower for the relevant period pursuant to Section 2.04 and Section 2.07 as a result of the miscalculation of the Adjusted Operating Income Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.04 and Section 2.07, as applicable, at the time the interest or fees for such period were required to be paid pursuant to

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such Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.07(b), in accordance with the terms of this Agreement).

“Arrangers” means the Joint Lead Arrangers and Joint Bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.18(b).

“Assumption Agreement” has the meaning specified in Section 2.18(c)(ii).

“Attributable Debt” means, at any time, in connection with any sale and leaseback transaction, the product of (i) the net proceeds from such sale and leaseback transaction times (ii) a fraction, the numerator of which is the number of days of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such calculation and the denominator of which is the number of days of the term of such lease measured from the first day of such term.

“Australia” means the Commonwealth of Australia.

“Australian Corporations Law” means the Corporations Act 2001 of Australia, as it may be amended from time to time.
“Australian Dollar”, “AUD” and “A$” means the lawful currency of Australia.
“Australian Insolvency Event” means in respect of an Australian Person, any of the following events:
(a)the corporation:

(i)except for the purpose of a solvent reconstruction, restructure or amalgamation, resolves to enter into, or enters into, a creditors scheme of arrangement, a deed of company arrangement, compromise or composition with its creditors or an assignment for their benefit;

(ii)proposes or is subject to a moratorium of its debts; or

(iii)takes proceedings or actions similar to those mentioned in this paragraph as a result of which the corporation’s assets are, or are proposed to be, submitted to the control of its creditors; and

(b)the corporation is unable to pay all of its debts as and when they become due and payable or is insolvent within the meaning of section 95A of the Australian Corporations Act.

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“Australian Loan Party” means each Loan Party that is organized or incorporated under the laws of the Commonwealth of Australia or any state or territory thereof or is otherwise resident in Australia for the purposes of the Australian Tax Act. A reference in this Agreement to an Australian Loan Party includes a reference to the Administrative Borrower, a guarantor of any such Loan Party, or any other entity acting on behalf of any such Loan Party as required.

“Australian Person” means each Australian Loan Party and each Significant Subsidiary that is organized or incorporated under the laws of the Commonwealth of Australia or any state or territory thereof.

“Australian Qualifying Lender” means:

(a)a Lender which is an Australian Treaty Lender; or

(b)a Lender which will derive any interest payable under a Loan Document in carrying on a business in Australia at or through a permanent establishment in Australia; or

(c)a Lender that is otherwise able to rely upon an exemption from Australian Withholding Tax,

such that no Australian Withholding Tax will apply to such interest.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) (Australia), the Income Tax Assessment Act 1997 (Cth) (Australia) or the Taxation Administration Act 1953 (Cth) (Australia), as applicable.

“Australian Tax Deduction” means a deduction or withholding (including Australian Withholding Tax) for or on account of Taxes imposed by Australia from a payment under any Loan Document.

“Australian Treaty Lender” means a Lender which: (i) is treated as a resident of an Australian Treaty State for the purposes of the relevant Australian Treaty; (ii) does not carry on a business in Australia through a permanent establishment with which that Lender’s participation under the Loan Documents is effectively connected; and (iii) fulfils any conditions which must be fulfilled under the relevant Australian Treaty for residents of that Australian Treaty State to obtain full exemption from Australian taxation on payments of interest (as defined in Division 11A of the Australian Tax Act) under the Loan Documents.

“Australian Treaty State” means a jurisdiction having a double taxation agreement (an “Australian Treaty”) with Australia which makes provision for full exemption from tax imposed by Australia on interest payments for the purposes of Australian Withholding Tax.

“Australian Withholding Tax” means any Australian Taxes required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of Schedule 1 to the Tax Administration Act 1953 (Cth) (Australia).

“Available Amount” of any Letter of Credit means, at any time, the maximum Dollar Equivalent amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing); provided, however, that with respect to any Letter of Credit

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that, by its terms or the terms of any L/C Related Documents, provides for one or more automatic increases in the stated amount thereof, the Available Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“BAFT-IFSA” has the meaning specified in Section 2.03(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to:

(a)with respect to Advances denominated in Dollars, the highest of:

(i)the Prime Rate in effect on such day,

(ii)the NYFRB Rate in effect on such day plus ½ of 1%; and

(iii)the Eurodollar Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the LIBOR Screen Rate for Dollar deposits (or if such LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day;

; provided that, (x) any change in such Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively, (y) if such Base Rate is being used as an alternate rate of interest pursuant to Section 2.08 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.08(d)), then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above and (z), if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement; and

(b)with respect to Advances denominated in Canadian Dollars, the highest of:

(i)the Canadian Base Rate; and

(ii)the CDOR Rate for a one month Interest Period on such date (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%;

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; provided that, (x) any change in such Base Rate due to a change in the rates set forth in clauses
(i) or (ii) above shall be effective from and including the effective date of such change, (y) if such Base Rate is being used as an alternate rate of interest pursuant to Section 2.08 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.08(d)), then such Base Rate shall be by reference to clause (i) above and shall be determined without reference to clause (ii) above and (z) if such Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement;

“Base Rate Advance” means an Advance that bears interest at a rate based on the Base
Rate.

“BBR Screen Rate” shall mean, with respect to any Advance in Australian Dollars for any Interest Period, the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Thomson Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Administrative Borrower) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period; provided that if the BBR Screen Rate as determined above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which, in the case of Dollars, may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate or Adjusted Daily Simple RFR for syndicated credit facilities denominated in the applicable currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided, further, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Eurodollar Rate or Adjusted Daily Simple RFR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Eurodollar Rate or Adjusted Daily Simple RFR with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the relevant currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

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“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means, with respect to any currency, the earlier to occur of the following events with respect to the Eurodollar Rate for such currency:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein for such currency and (b) the date on which the administrator of the relevant Screen Rate or SONIA permanently or indefinitely ceases to provide such Screen Rate or SONIA; or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein with respect to the applicable Eurodollar Rate or SONIA.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate or SONIA, as applicable, for any currency:

(1)a public statement or publication of information by or on behalf of the administrator of the relevant Screen Rate or SONIA announcing that such administrator has ceased or will cease to provide such Screen Rate or SONIA, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Screen Rate or SONIA;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of the relevant Screen Rate or SONIA, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the relevant Screen Rate or SONIA, a resolution authority with jurisdiction over the administrator for the relevant Screen Rate or SONIA or a court or an entity with similar insolvency or resolution authority over the administrator for the relevant Screen Rate or SONIA, in each case which states that the administrator of the relevant Screen Rate or SONIA has ceased or will cease to provide such Screen Rate or SONIA permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Screen Rate or SONIA; and/or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of the relevant Screen Rate or SONIA announcing that the LIBOR Screen Rate or SONIA is no longer representative.

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“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Administrative Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate or Adjusted Daily Simple RFR for any currency and solely to the extent that such Eurodollar Rate or Adjusted Daily Simple RFR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the relevant Eurodollar Rate or Adjusted Daily Simple RFR for all purposes hereunder in accordance with Section 2.08 and (y) ending at the time that a Benchmark Replacement has replaced such Eurodollar Rate or Adjusted Daily Simple RFR for all purposes hereunder pursuant to Section 2.08.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means the Administrative Borrower, individually, any Subsidiary Borrower pursuant to Section 1.05, individually, as the context may require and, collectively, the “Borrowers”.

“Borrower Information” has the meaning specified in Section 8.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same currency and Type and, in the case of Eurodollar Rate Advances, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or 2.03.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars,
$10,000,000, (b) in the case of a Borrowing denominated in Euro, €10,000,000, (c) in the case of a Borrowing denominated in Sterling, £10,000,000, (d) in the case of a Borrowing denominated in Australian Dollars, AUD$10,000,000 and (f) in the case of a Borrowing denominated in Canadian Dollars, C$10,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars,
$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, (d) in the case of a Borrowing denominated in

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Australian Dollars, AUD$1,000,000 and (f) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurodollar Rate Advance for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency and, if the Borrowings or Letters of Credit which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day ~~on which the TARGET2 payment system is not open for the settlement of payments in euro~~which is not a Target Day and, with respect to any RFR Advance, the term “Business Day” shall also exclude any day that is not an RFR Business Day.

“Canadian Base Rate” means the rate determined by the Administrative Agent as the rate displayed at or about 10:30 a.m. (Local Time) on display page CAPRIME of the Reuters Screen as the prime rate for loans denominated in Canadian Dollars by Canadian banks to the Administrative Borrower in Canada; provided, however, that, in the event that such rate does not appear on the Reuters Screen on such day or if the basis of calculation of such rate is changed after the date hereof and, in the reasonable judgment of the Administrative Agent, such rate ceases to reflect each Lender’s cost of funding to the same extent as on the date hereof, then the “Canadian Base Rate” shall be the average of the floating rate of interest per annum established (or commercially known) as “prime rate” for loans denominated in Canadian Dollars on such day by three major Canadian banks selected by the Administrative Agent.

“Canadian Dollars”, “CAD” and “C$” means the lawful currency of Canada.

“Capitalized Leases” has the meaning specified in clause (e) of the definition of “Debt”.

“Cash Distributions” means, (i) all dividends, all purchases, redemptions, retirements, defeasances or other acquisitions of any capital stock or shares or any warrants, rights or options to acquire such capital stock or shares, in each case to the extent paid in cash by or on behalf of the issuer thereof to one or more members of the Reporting Group and the issuer thereof is an Affiliate (other than any member of the Reporting Group) of the Administrative Borrower in which a member of the Reporting Group has an equity investment, (ii) all returns of capital to stockholders or shareholders as such and all returns in respect of loan stock or any similar Investment, in each case to the extent paid in cash to one or more members of the Reporting Group by any Affiliate (other than any member of the Reporting Group) of the Administrative Borrower in which a member of the Reporting Group has an equity investment and (iii) all interest on any loan stock or any similar Investment, in each case to the extent paid in cash to one or more members of the Reporting Group by any Affiliate (other than any member of the Reporting Group) of the Administrative Borrower in which a member of the Reporting Group has an equity investment.

“CDOR Rate” means for any Advances in CAD, the CDOR Screen Rate.

“CDOR Screen Rate” means, with respect to any Interest Period, on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar

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Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) the direct or indirect ownership, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, of more than the greater of (x) thirty-five percent (35%) of the then outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Administrative Borrower (irrespective of whether at the time capital stock of any other class or classes of the Administrative Borrower shall or might have voting power upon the occurrence of any contingency), or (y) the percentage of the then outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Administrative Borrower (irrespective of whether at the time capital stock of any other class or classes of the Administrative Borrower shall or might have voting power upon the occurrence of any contingency) owned on such date, directly or indirectly, beneficially by the Permitted Holders, (ii) during any period of twelve (12) consecutive months, the board of directors, managers or other governing body of the Administrative Borrower shall not consist of a majority of the Continuing Directors or (iii) any Subsidiary Borrower shall cease to be a Subsidiary of the Administrative Borrower; provided that no Change of Control shall be deemed to occur pursuant to this clause (iii) if the Subsidiary Borrower Tranche with respect to such Subsidiary Borrower is repaid in full and terminated substantially concurrently with the consummation of the transaction or event resulting in such Subsidiary Borrower ceasing to be a Subsidiary of the Administrative Borrower.

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“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Communications” has the meaning specified in Section 8.02(d).

“Compliance Certificate” means a certificate executed by the chief financial officer, the deputy chief financial officer or the treasurer of the Administrative Borrower delivered with financial statements in accordance with Section 5.01(i)(ii) and (iii) (a) stating that no Default has occurred and is continuing and (b) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and (c) in the event of any change in generally accepted accounting principles used in the preparation of the financial statements delivered with such Compliance Certificate, and if necessary for determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with the foregoing, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for Dollar-denominated syndicated credit facilities at such time; provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with the foregoing is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Consenting Lender” has the meaning specified in Section 2.19(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Administrative Borrower and its Subsidiaries for such period determined in accordance with GAAP, adjusted to exclude (to the extent same would otherwise be included in the calculation above) the amortization of any deferred financing costs and original issue discount for such period and expenses paid in connection with the transactions contemplated by this Agreement on the Effective Date, non-cash interest or deferred financing costs or penalties or interest related to taxes.

“Consolidated Operating Income” means, for any period, Consolidated total revenue after deducting Consolidated operating expense, Consolidated selling, general and administrative expense, Consolidated depreciation expense, Consolidated amortization expense, and impairment and restructuring

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charges for the Administrative Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Constitutive Documents” means, as to any Person, such Person’s certificate of incorporation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, joint venture or shareholders’ agreement or equivalent documents constituting such Person.

“Content” means all print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created.

“Continuing Directors” means the directors, managers or equivalent body of the Administrative Borrower on the Effective Date and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, managers or other governing body of the Administrative Borrower is recommended or approved by a majority of the then Continuing Directors. “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the applicable Interest Period with respect to the applicable Eurodollar Rate.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 8.19.

“CTDP” has the meaning specified in the definition of “Foxtel Finance Agreement”.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (b) 0.00%.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP (other than (i) payables incurred in the ordinary course of business, (ii) royalties, (iii) Programming Liabilities and (iv) any purchase price or earn-out incurred in connection with an

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acquisition until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all Obligations of such Person evidenced by notes, bonds (other than performance and similar bonds), debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) subject to Section 1.03(b) the principal component of the Obligations of such Person as lessee under leases that are, in accordance with GAAP, required to be accounted as capital leases on the balance sheet of such Person (“Capitalized Leases”), (f) all Obligations, contingent or otherwise, of such Person under banker acceptance, letter of credit, note purchase facility or other discounting arrangement or similar facilities (other than any letter of credit in support of (i) trade payables incurred in the ordinary course of business with an expiration date of not more than 180 days from the date of issuance thereof, (ii) royalties and (iii) Programming Liabilities), (g) all Debt of others referred to in clauses (a) through (f) above guaranteed by such Person (each, a “Debt Guaranty”), provided that, for purposes of this Agreement the Debt of such Person shall be equal to the obligations of such Person under the applicable Debt Guaranty as and to the extent that there is a demand for payment under such Debt Guaranty, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, valued at the lesser of the amount of such Debt and the fair market value of such property.
Notwithstanding anything stated herein to the contrary, for the purposes of this Agreement the following shall not constitute “Debt”: (A) any Obligation owed between members of the Reporting Group, (B) any Obligation which is payable (i) by its terms in common equity securities or (ii) at the option of the Administrative Borrower or other member of the Reporting Group in common equity securities of the Administrative Borrower; provided that, during a Default and at the direction of the Administrative Agent, the Administrative Borrower or member of the Reporting Group shall make such election to pay in common equity securities, (C) preferred limited liability membership interests (or equivalent interests) held by a third party, the proceeds of which are used to fund Content financing and (D) redeemable preferred stock that does not otherwise constitute debt under GAAP.

“Debt Guaranty” has the meaning specified in clause (g) of the definition of “Debt”.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means at any time, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has

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notified the Administrative Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower, each Issuing Bank and each Lender.

“Dollar Equivalent” means, (x) with respect to Dollars, the Dollar amount thereof, and (y) with respect to any currency other than Dollars on any date, the amount of Dollars which could be purchased with the amount of such currency involved in such computation at the spot rate at which such currency may be exchanged into Dollars as set forth on such date on (i) the applicable Reuters pages, or (ii), if such rate is not set forth on such Reuters pages, on the applicable Telerate Service pages, or (iii) if such rate does not appear on such Reuters or Telerate Service pages, at the spot exchange rate therefor as determined by the Administrative Agent, in each case as of 11:00 A.M. (London time, as applicable, or such other local time as the Administrative Agent shall deem appropriate) on such date of determination thereof.

“Dollars,” “USD” and “US$” means the lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Borrower and the Administrative Agent.

“Early Opt-in Election” means the occurrence of:

(1)(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required

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Lenders have determined that syndicated credit facilities in the applicable currency being executed at such time, or that include language similar to that contained in Section 2.08 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the applicable Eurodollar Rate, and

(2)(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Administrative Borrower’s controlled group, or under common control with the Administrative Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Administrative Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Administrative Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Advance denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro”, “€” and “EUR” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.

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“Eurodollar Lending Office” means, with respect to any Lender for any currency, the office of such Lender specified as its “Eurodollar Lending Office” for such currency in its Administrative Questionnaire delivered to the Administrative Agent or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Administrative Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.

“Eurodollar Rate” means, with respect to (A) any Eurodollar Rate Advance in any LIBOR Quoted Currency and for any applicable Interest Period, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such currency and Interest Period and (B) any Eurodollar Rate Advance in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time and on the Quotation Day for such currency and Interest Period; provided, that, if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period, then the Eurodollar Rate for such currency and Interest Period shall be the Interpolated Rate.

“Eurodollar Rate Advance” means an Advance that bears interest at a rate based on the Eurodollar Rate.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Executive Order” has the meaning specified in Section 4.01(m).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 23, 2013, among the Administrative Borrower, the lenders named therein, the issuing banks named therein, JPMorgan Chase Bank, N.A. and Citibank, N.A. as co-administrative agents and the other parties thereto, as amended prior to the Effective Date.

“Existing Debt” has the meaning specified in Section 5.02(e)(i).

“Existing Liens” has the meaning specified in Section 5.02(a)(i).

“Extension Date” has the meaning specified in Section 2.19(b).

“Facility Office” means, in respect of a Lender, the office or offices notified by that Lender to the Administrative Borrower in writing before it becomes a Lender (or, following that date, by not less than five Business Day’s written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future United States Treasury Regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

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“Federal Bankruptcy Code” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Foreign Assets Control Regulations” has the meaning specified in Section 4.01(m).

“Foreign Subsidiary” means any Subsidiary of the Administrative Borrower that is not organized under the laws of any jurisdiction within the United States.

“Foxtel 2012 Note and Guarantee Agreement” means the Note and Guarantee Agreement, dated as of July 25, 2012, between, among others, Foxtel Management Pty Limited in its own capacity, Sky Cable Pty Limited, Foxtel Media Pty Limited (formerly known as Telstra Media Pty Limited) and Foxtel Management Pty Limited in its capacity as agent for the Partners as a partnership carrying on the business of the Foxtel Partnership and as agent for the Foxtel Television Partnership, as it may be amended, restated, modified and supplemented prior to the Effective Date.

“Foxtel Finance Agreement” means each of the (a) Common Terms Deed Poll dated April 10, 2012 given by Foxtel Management Pty Limited, the parties listed in Schedule 1 to that document and others in favour of the Finance Parties (as defined therein), as it may be amended, restated, modified, replaced and supplemented prior to the Effective Date (“CTDP”), (b) each Finance Document as defined in the CTDP including (i) the Syndicated Facility Agreement (Term) dated on or about November 15, 2019 between, among others, Foxtel Management Pty Limited as Initial Borrower and the Commonwealth Bank of Australia, as Facility Agent, as it may be amended, restated, modified, replaced and supplemented prior to the Effective Date (ii) the Syndicated Facility Agreement (Revolving) dated on or about November 14, 2019 between, among others, Foxtel Management Pty Limited as Initial Borrower and the Commonwealth Bank of Australia, as Facility Agent, as it may be amended, restated, modified, replaced and supplemented prior to the Effective Date and (iii) the Multi-Option Facility Agreement dated 30 June 2017 between, among others, Foxtel Management Pty Limited and Commonwealth Bank of Australia as Original Lender, as it may be amended, restated, modified, replaced and supplemented prior to the Effective Date and (c) the Foxtel Working Capital Facility.

“Foxtel Debt Agreements” mean the Foxtel 2012 Note and Guarantee Agreement, each Foxtel Finance Agreement and the Telstra Financing, in each case, together with any extension, renewal, refinancing, refunding or replacement thereof.

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“Foxtel Working Capital Facility” means the Working Capital Facility Agreement between FS (Australia) I Pty Limited and Foxtel Management Pty Limited as agent for the Partners as a partnership carrying on the business of the Foxtel Partnership dated 24 July 2019 (as amended from time to time).

“FSA” means Fox Sports Australia Pty Limited.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GST” has the meaning in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Guaranteed Obligations” means all Obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise.

“Joint Bookrunners” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A. and Bank of China, New York Branch in their capacities as joint bookrunners under this Agreement.

“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Bank of China, New York Branch, Goldman Sachs Bank USA, HSBC Securities (USA) Inc., Morgan Stanley Senior Funding, Inc., MUFG Bank, LTD., and Deutsche Bank Securities Inc. in their capacities as joint lead arrangers under this Agreement.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Holdco” means NXE Australia Pty Limited.

“ICC” has the meaning specified in Section 2.03(f).

“Impacted Interest Period” means, with respect to a Screen Rate, an Interest Period which shall not be available at the applicable time.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

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“Indemnified Costs” has the meaning specified in Section 8.16(a).
“Indemnified Party” has the meaning specified in Section 8.04(b).

“Ineligible Institution” has the meaning assigned to it in Section 8.07.

“Information Memorandum” means the lender presentation dated October 2019 used in connection with the syndication of the Commitments.

“Initial Issuing Banks” has the meaning specified in the preamble.

“Interest Coverage Ratio” means for any Rolling Period, the ratio of (a) Consolidated Adjusted Operating Income of the Administrative Borrower for such period to (b) Consolidated Interest Expense of the Administrative Borrower less the aggregate amount of interest or amounts in the nature of interest or of similar effect to interest received by the Administrative Borrower or its Subsidiaries (excluding any such amount received from any other Subsidiary or the Administrative Borrower) and any early termination costs in relation to a swap agreement, in each case for such Rolling Period.

“Interest Period” means with respect to any Eurodollar Rate Advance (a) in a LIBOR Quoted Currency ~~or~~, CAD or Euro, the period commencing on the date of such Eurodollar Rate Advance and ending on the numerically corresponding day in the calendar month that is one, ~~two,~~ three or (except in the case of CAD) six months ~~(or, with the consent of each Lender, twelve months)~~ thereafter, as the Administrative Borrower may elect, and (b) with respect to any Eurodollar Rate Advance in AUD, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Administrative Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Advance only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Rate Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rates) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Interpolated Rate as determined above would be less than zero, such Interpolated Rate shall be deemed to be zero for the purposes of this Agreement. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for

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purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment” in any Person means any loans or advances to such Person, any purchase or other acquisition of a business or assets of such Person as a going concern or of any capital stock or shares, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other similar investment in such Person, including, without limitation (but without duplication), any arrangement pursuant to which the investor issues any Debt Guaranty or incurs any Debt of the type referred to in clause (i) of the definition of Debt in respect of such Person, but excluding (a) any Negative Pickup Arrangement and (b) advances made to suppliers in respect of assets purchased or services contracted for in the ordinary course of business or made to providers, customers or individuals constituting the “talent” of such Person made in the ordinary course of business, or the acquisition of receivables owing to any member of the Reporting Group from the making of advances to, suppliers, producers, customers and individuals constituting the “talent” of such Person, in each case to the extent that such advance or acquisition is made (A) in the ordinary course of business of such Person and is consistent with the commercial practices of such Person prior to the date hereof or (B) is consistent with commercially reasonable practices at such time and is payable or dischargeable in accordance with customary terms.

“ISP” has the meaning specified in Section 2.03(f).

“Issuing Bank” means an Initial Issuing Bank, any Lender satisfactory to the Administrative Agent and the Administrative Borrower appointed as such, so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Lender, as the case may be, shall have a Letter of Credit Commitment. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.03 with respect to such Letters of Credit), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“L/C Cash Collateral Account” means an interest bearing cash collateral account for the benefit of the Administrative Borrower to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.

“L/C Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Advances made in accordance with Section 2.03 that have not been funded by the Lenders and, in the case of any Letters of Credit denominated in an Alternative Currency, shall be the Dollar Equivalent of such amount, determined as of the third Business Day prior to such date. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be

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drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means collectively, the banks, financial institutions and other institutional lenders listed on Schedule I hereto, each Issuing Bank, each Assuming Lender that shall become a party hereto as a Lender pursuant to Section 2.18 or 2.19 and each Eligible Assignee hereto as a Lender pursuant to Section 8.07.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or in the applicable notice designating such Issuing Bank as such.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) US$100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Minimum” means (a) in the case of a Letter of Credit denominated in Dollars, $2,000,000, (b) in the case of a Letter of Credit denominated in Euro, €2,000,000, (c) in the case of a Letter of Credit denominated in Sterling, £2,000,000, (d) in the case of a Letter of Credit denominated in Australian Dollars, AUD$2,000,000 and (f) in the case of a Letter of Credit denominated in Canadian Dollars, C$2,000,000.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“LIBOR Quoted Currency” means USD~~, EUR and GBP~~ and each other currency that is approved by the Lenders as a quoted currency in accordance with the definition of “Alternative Currency”.

“LIBOR Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion; provided, that, if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended as a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Document” means this Agreement, the Subsidiary Guaranty, the Notes and the other L/C Related Documents.

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“Loan Parties” means the collective reference to the Administrative Borrower, any Subsidiary Borrowers and any Subsidiary Guarantors.

“Local Screen Rates” means the CDOR Screen Rate ~~and~~, BBR Screen Rate and the EURIBOR Screen Rate; provided that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Local Time” means (a) local time in New York City, with respect to the times for (i) the determination of “Dollar Equivalent” and (ii) the receipt and sending of notices by and to and the disbursement by or payment to the Administrative Agent, any Issuing Bank or Lender with respect to Advances denominated in Dollars and Letters of Credit denominated in Dollars; (b) local time in London, England, with respect to the time for the receipt and sending of notices by and to the Administrative Agent, any Issuing Bank or any Lender with respect to Advances and Letters of Credit denominated in Euro, Sterling or Australian Dollars; (c) local time in London, England, with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Advances denominated in Euro and Sterling and Letters of Credit denominated in Euro and Sterling; (d) local time in Sydney, Australia, with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Advances denominated in Australian Dollars and Letters of Credit denominated in Australian Dollars; (e) local time in Toronto, Canada with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Advances denominated in Canadian Dollars and Letters of Credit denominated in Canadian Dollars; (f) local time in such other jurisdiction as the Administrative Agent may specify with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Advances denominated in any other Alternative Currency and Letters of Credit denominated in any other Alternative Currency; and (g) in all other circumstances, New York, New York time.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Acquisition” means any acquisition of assets or series of related acquisitions of assets (including by way of merger) which (a) constitutes assets comprising that portion of the common stock or other equity interests of, or all or a substantial part of the assets of, any Person which results in such Person becoming a Consolidated Subsidiary of the Administrative Borrower, or a business unit or division of, any Person and (b) involves the payment of consideration by the Administrative Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of 5% of Consolidated Tangible Assets of the Reporting Group (determined as of the most current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable).

“Material Adverse Change” means any material adverse change in the business, operations, financial condition or properties of the Reporting Group taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or properties of the Reporting Group taken as a whole, (b) the rights and remedies of

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the Administrative Agent or the Lenders, taken as a whole, under this Agreement or (c) the ability of the Administrative Borrower to perform its payment Obligations under this Agreement.

“Material Disposition” means any sale, lease, assignment, conveyance, transfer or other disposition (a “Disposition”) of property or series of related Dispositions of property which yields gross proceeds to the Administrative Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of 5% of Consolidated Tangible Assets of the Reporting Group (determined as of the most current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001 (a)(3) of ERISA, to which the Administrative Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Administrative Borrower or any ERISA Affiliate and at least one Person other than the Administrative Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Administrative Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pickup Arrangements” means arrangements entered into in the ordinary course of business for the production and/or acquisition of some or all of the rights to Content.

“Non-Consenting Lender” has the meaning specified in Section 2.19(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Quoted Currency” means each of AUD ~~and~~, CAD and Euro and each other currency that is approved by the Lenders as a non-quoted currency in accordance with the definition of “Alternative Currency”.

“Note” means a promissory note of the applicable Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the applicable Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(b).

“Notice of Termination” has the meaning specified in Section 2.01(b).

“NYFRB” means the Federal Reserve Bank of New York.

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“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligation” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under this Agreement include the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and all other amounts payable by any Loan Party under this Agreement.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a former or present connection between such recipient and the jurisdiction imposing the Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“Partners” means Sky Cable Pty Limited (ABN 14 069 799 640) and Telstra Media Pty Limited (ABN 72 069 799 640).

“PATRIOT Act” has the meaning specified in Section 8.14.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Holders” means (x) K. Rupert Murdoch, his wife, parent or more remote forebear, child or more remote issue, or brother or sister or child or more remote issue of a brother or sister (the “Murdoch Family”) or any trusts established for the benefit of one or more of the foregoing, including the Murdoch Family Trust (collectively, the “Trusts”); or (y) any Person directly or indirectly

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controlled by one or more of the members of the Murdoch Family or the Trusts described in clause (x) above.

“Permitted Liens” means any of the following: (a) any Lien that arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the Reporting Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Debt or arises otherwise than due to deferment of payment of purchase price); (b) Liens arising by operation of law and in the ordinary course of business, including Liens for Taxes that are either (i) not yet overdue or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP; (c) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (d) any Lien with respect to documents of title to any asset or over cash paid to purchase such asset, to the extent arising from the delivery thereof to any financial institution or firm of lawyers or title company to be held in escrow pursuant to any agreement or arrangement for the purchase or sale of such asset, provided that (i) such agreement or arrangement is not in respect of Debt described in clause (a) or (c) of the definition of Debt of any member of the Reporting Group, (ii) such documents of title are held in escrow only pending the satisfaction of conditions precedent to the purchase or sale of such asset and (iii) such agreement or arrangement and the related purchase or sale are not otherwise prohibited under this Agreement; (e) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (f) Liens to secure performance bonds incurred in the ordinary course of business; (g) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity that holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (h) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (i) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes, (j) any banker’s right of set off or combination of accounts conferred in the ordinary course of banking arrangements, (k) Liens consisting of pledges or deposits of cash or securities made to secure the performance of bids, trade contracts (other than for borrowed money), leases or subleases, statutory obligations, utilities, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business and (l) Liens (A) consisting of pledges or deposits of cash or securities made to secure swaps and other derivatives entered into by the Administrative Borrower or its Subsidiaries to hedge against risk arising in the ordinary course of business in connection with transactions not prohibited under this Agreement (and not entered into for speculative purposes) and/or (B) securing hedging obligations with respect to any Debt incurred pursuant to Section 5.02(e)(ix); provided that, in the case of clause (a) and (c) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

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“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning set forth in Section 8.02(d).

“Preferred Stock” means, with respect to any corporation, capital stock or shares issued by such corporation that is entitled to a preference or priority over any other capital stock or shares issued by such corporation upon any distribution of such corporation’s assets, whether by dividend or upon liquidation.

“Primary Currency” has the meaning specified in Section 8.13(b).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to any Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Pro Rata Share” means the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Programming Liabilities” means all Obligations incurred in the ordinary course of business to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise exploit Content, other than any such Obligations for Debt described in clause (a) of the definition of Debt and Debt Guaranties of such Debt.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quotation Day” means, with respect to any Eurodollar Rate Advance for any Interest Period, (i) if the currency is GBP, AUD or CAD, the first day of such Interest Period, (ii) if the currency is EUR, two TARGET Days before the first day of such Interest Period, (iii) for any other currency, two Business Days prior to the commencement of such Interest Period the Business Day (unless, in each case, market practice differs in the relevant market where the Eurodollar Rate for such currency (other than Dollars) is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Redeemable” means, with respect to any capital stock or shares, any such capital stock or shares that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the

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control of the issuer or (b) is redeemable at the option of the holder, provided that no such capital stock or shares shall be considered to be Redeemable, solely pursuant to clause (a) or (b) hereof if the issuer’s undertaking to redeem any such capital stock or shares may be satisfied in full, at its option, by the delivery to the holders thereof of common stock of the Administrative Borrower.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Party” has the meaning specified in Section 2.14(l)(ii).

“Reporting Group” means the Administrative Borrower and its Subsidiaries.

“Required Lenders” means at any time, after giving effect to Section 2.20(b), Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.

“Resigning Issuing Bank” has the meaning specified in Section 2.03(g).

“Responsible Officer” means any of the following Persons: the chief financial officer, chief executive officer, deputy chief financial officer, general counsel, the treasurer or assistant treasurer, or any other executive officer of the Administrative Borrower in respect of this Agreement.

“Revaluation Date” shall mean (a) with respect to any Advance denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Advance and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18. The aggregate amount of the Revolving Credit Commitments on the Effective Date is $750,000,000.

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“RFR” means, for any RFR Advance, SONIA.

“RFR Administrator” means the SONIA Administrator.

“RFR Advance” means an Advance that bears interest at a rate based on the Adjusted Daily Simple RFR.

“RFR Business Day” means, for any Advance denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“Rolling Period” means, for any fiscal quarter, such fiscal quarter and the preceding three fiscal quarters. Any reference in Section 5.03 of this Agreement to a Rolling Period ending on any specified date shall be construed as a reference to the Rolling Period ending closest in time to such date.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related Executive Order or list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the Australian Department of Foreign Affairs and Trade or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of comprehensive Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the Commonwealth of Australia (including those administered by the Australian Department of Foreign Affairs and Trade) or other relevant sanctions authority.

“Screen Rate” means the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Administrative Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, or any publicly available press releases of the Administrative Borrower or filings by the Administrative Borrower with the SEC prior to the Effective Date.

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“Senior Debt” means all Debt of the Reporting Group that does not provide by its terms that it is subordinate in right of payment to the Obligations of the Loan Parties under this Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated June 28, 2013, among News Corporation, New News Corporation and News Corp Holdings UK & Ireland (incorporated by reference to Exhibit 2.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on July 3, 2013), as modified pursuant to the Partial Assignment and Assumption Agreement, dated as of March 18, 2019, among Twenty-First Century Fox, Inc., Fox Corporation, News Corporation and News Corp Holdings UK & Ireland (incorporated by reference to Exhibit 2.1 to the Quarterly Report of News Corporation on Form 10-Q (File No. 001-35769) and filed with the Securities and Exchange Commission on May 10, 2019).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Administrative Borrower or any ERISA Affiliate and no Person other than the Administrative Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Administrative Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR Rate-Based” means SOFR, Compounded SOFR or Term SOFR.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Debt” means any indebtedness for borrowed money of any member of the Reporting Group in excess of $100,000,000 in the aggregate (but excluding ordinary course cash management obligations and indebtedness of any member of the Reporting Group to any other member of the Reporting Group).

“Specified Time” means (i) in relation to an Advance in AUD, as of 11:00 a.m., Sydney, Australia time; (ii) in relation to an Advance in CAD, as of 11:00 a.m. Toronto, Ontario time; ~~and~~ (iii) in

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relation to an Advance in a LIBOR Quoted Currency, as of 11:00 a.m., London time~~.~~; and (iv) in relation to an Advance in EURIBOR, as 11:00 a.m., Brussels time.

“Sterling”, “GBP” and “£” means the lawful currency of the United Kingdom.
“Subject Affiliate” has the meaning specified in Section 5.01(h).

“Subsidiary” of any Person means (a) any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) are owned by such Person, (b) in relation to any Person that is, or becomes, subject to the Australian Corporations Law, (i) a “subsidiary” of such Person as defined in and for the purposes of the Australian Corporations Law, (ii) if such Person has appointed or is in a position to appoint one or more directors of another corporation and that director or those directors are in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a meeting of directors of that other corporation, such other corporation, and (iii) where the expression is used in this Agreement in connection with the content or preparation of consolidated financial statements (as defined in the Australian Corporations Law), any “Entity” (as defined in Section 64A of the Australian Corporations Law) that such Person is taken to control (as defined in Section 50AA of the Australian Corporations Law) and (c) in the case of a Person that is an English company, any other Person that is a “subsidiary” of such Person as defined pursuant to Section 736 of the English Companies Act 1985.

“Subsidiary Borrowers” has the meaning set forth in Section 1.05.

“Subsidiary Borrower Tranche” has the meaning set forth in Section 1.05.

“Subsidiary Guarantor” has the meaning specified in Section 5.01(j).

“Subsidiary Guaranty” has the meaning specified in Section 5.01(j).

“Supplier” has the meaning specified in Section 2.14(l)(ii).

“Supply Recipient” has the meaning specified in Section 2.14(l)(ii).

“Syndication Agents” means BofA Securities, Inc., Citibank, N.A. and Bank of China, New York Branch in their capacities as syndication agents under this Agreement.

“Tangible Assets” of any Person is defined as, as of any date, the amount of total assets of such Person and its Subsidiaries on a Consolidated basis at such date less goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

“TARGET Day” means any day on which ~~(i)~~ TARGET2 is open for settlement of payments in Euro ~~and (ii) banks are open for dealings in deposits in Euro in the London interbank market~~.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other

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payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Tax” or “Taxes” has the meaning specified in Section 2.14(a).

“Tax Sharing Indemnification Agreement” means the Tax Sharing and Indemnification Agreement, dated June 28, 2013, between News Corporation and New News Corporation (incorporated by reference to Exhibit 2.3 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on July 3, 2013).

“Telstra Financing” means the sale by each of Foxtel Management Pty Limited (ACN 068 671 938) as agent for the Partners as a partnership carrying on the business of the Foxtel Partnership (ABN 77 167 100 859) and Austar Entertainment Pty Limited (ACN 068 104 530) of certain receivables owed to it by Telstra Corporation Limited, an Australian limited company with ACN 051 775 556 to NAB Trust Services Limited (ACN 618 250 874) (or any successor or assign) pursuant to that certain Foxtel Receivables Acquisition Deed Purchase Agreement, dated as of June 21, 2013 and the other documentation related thereto, in each case as in effect on the date hereof.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body

“Termination Date” means the earlier of (a) December 12, 2024, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non- Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Type” has the meaning specified in the definition of “Advance”.

“UCP” has the meaning specified in Section 2.03(f).

“UK Borrower” means any Borrower incorporated or organized under the laws of the United Kingdom.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a UK Borrower under a Loan Document and is (a) a Lender (i) which is a bank (as defined for the purpose of section 879 of the UK Income Tax Act 2007) making an advance to a UK Borrower under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the United Kingdom Corporation Tax Act 2009; or (ii) in respect of an advance made under a Loan Document to the UK Borrower by a person that was a bank (as defined for the purpose of section 879 of the UK Income Tax Act 2007) at the time the advance was made and within the charge to corporation tax as respects any payments of interest made in respect of that advance, or (b) a UK Treaty Lender.

“UK Tax Deduction” means a deduction or withholding for or on account of Taxes imposed by the United Kingdom from a payment under the Loan Documents.

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“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of a Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (c) fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that UK Treaty State to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under this Agreement (including complying with all procedural requirements necessary for the UK Borrower to make such payments to that Lender without a UK Tax Deduction). A Lender shall not be treated as having complied with all such necessary procedural requirements until such time as HM Revenue & Customs have issued a direction (pursuant to Regulation 2 of the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488) which provides that payments made to it by the relevant UK Borrower under this Agreement are to be made without withholding an amount for or on account of Tax unless (i) such Lender holds a passport under the HMRC DT Treaty Passport scheme and has provided its scheme reference number and its jurisdiction of tax residence to the Administrative Agent where the Administrative Agent has provided the same to the Administrative Borrower or the relevant UK Borrower but the relevant UK Borrower has not duly completed and filed an HM Revenue & Customs’ Form DTTP2, or (ii) the relevant Borrower has not complied with its obligations under 2.14(e)(vi).

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, such Issuing Bank’s Letter of Credit Commitment minus the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“United States” has the meaning specified in Section 2.14(d).

“United States person” has the meaning specified in Section 2.14(d).

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the Dollar Equivalent of the aggregate principal amount of all outstanding Advances made by such Lender (in its capacity as a Lender), plus (ii) such Lender’s Pro Rata Share of the L/C Exposure at such time.

“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere (including GST).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the

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election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.    Accounting Terms.

(a)All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States (such applicable accounting principles, “GAAP”) consistent with such principles in effect as of the Effective Date.. In the event any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Administrative Borrower or the Required Lenders, the Administrative Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Administrative Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that the provisions of this Agreement shall not give effect to such amendment until the effective date of such amendment; provided, further that, at the sole option of the Administrative Borrower, to the extent there is any Accounting Change that is not material in respect of the calculation of compliance with the covenants set forth in Section 5.03, or the definition of “Applicable Margin”, the Required Lenders shall not request an amendment as provided above to reflect such Accounting Change nor shall any other consent be required hereunder. “Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

(b)Notwithstanding anything to the contrary contained in Section 1.03(a) or in the definition of “Debt,” if there is any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require any operating lease (or similar arrangement conveying the right to use) to be required to be reflected on the balance sheet where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall be treated in the same manner under GAAP as in effect on December 31, 2015, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.04.    Currency Equivalents Generally.

(a)The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit or Advance on each relevant Revaluation Date therefor.

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(b)The Dollar Equivalent of any Advances made in accordance with Section 2.03 by any Issuing Bank in any Alternative Currency and not reimbursed by the Administrative Borrower shall be determined as set forth in Section 2.03(c).

(c)Notwithstanding the foregoing, for purposes of determining compliance with Sections 5.02(a) and 5.02(e) with respect to any amount of Debt or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.04 shall otherwise apply to such Section.

SECTION 1.05.    Subsidiary Borrowers. From time to time after the Effective Date, the Administrative Borrower may (in its sole discretion) re-tranche Unused Commitments in an aggregate principal amount not to exceed $250,000,000 (each, a “Subsidiary Borrower Tranche”) subject to the following:

(a)the sole borrower for any Subsidiary Borrower Tranche shall be a wholly-owned subsidiary of the Administrative Borrower formed under the laws of the United States, any state thereof or the District of Columbia, the laws of the Commonwealth of Australia or any state or territory thereof and the laws of England and Wales or the laws of any other jurisdiction reasonably acceptable to the Administrative Agent and each applicable Lender (such approval not to be unreasonably withheld, delayed or conditioned) after the Effective Date by written election to the Administrative Agent to become a Borrower hereunder (each such Borrower, a “Subsidiary Borrower”); provided that such Subsidiary Borrower shall (i) execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) deliver to the Administrative Agent such customary legal opinions, board resolutions and secretary’s certificates as shall be reasonably requested by the Administrative Agent in connection therewith, in each case substantially in the form delivered on the Effective Date with respect to the Loan Parties party to this Agreement on the Effective Date (subject to any additional confirmations or certifications that are customary for those jurisdictions), (iii) provide all documentation and other information required by United States and/or other applicable country’s regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation Title III of the USA Patriot Act, that shall be reasonably requested by the Administrative Agent in writing at least 5 Business Days prior to the consummation of such joinder, (iv) provide, if such Subsidiary Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; provided, further, that
(x) the Administrative Agent may appoint any of its Affiliates to act as Administrative Agent for any Subsidiary Borrower Tranche and (y) notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 8.01) this Agreement shall be amended in connection with any Subsidiary Borrower Tranche in a manner reasonably acceptable to the Administrative Borrower and the Administrative Agent to provide for such Subsidiary Borrower Tranche and customary “class” provisions (including class voting and pro rata provisions) in connection therewith;

(b)the aggregate principal amount of any Subsidiary Borrower Tranche shall ratably reduce the Revolving Credit Commitment (and Letter of Credit Commitment, if applicable) of each Lender (or an affiliate of such Lender designated by such Lender) participating in such Subsidiary Borrower Tranche in accordance with the respective amounts of the Subsidiary Borrower Tranche provided by such Lender; provided that it is understood and agreed that upon

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the repayment in full and termination of a Subsidiary Borrower Tranche, the aggregate principal amount of Revolving Credit Commitments (and Letter of Credit Commitment, if applicable) of each Lender (or an affiliate thereof) that had participated in such Subsidiary Borrower Tranche shall be ratably increased in accordance with the respective amount of the Subsidiary Borrower Tranche provided by such Lender (or an affiliate thereof), in each case subject to the consent of each such Lender (in each case, such consent not to be unreasonably withheld or delayed);

(c)subject to clause (f) below, the terms of any Subsidiary Borrower Tranche shall be the same as the Commitments (and Advances) as set forth in this Agreement;

(d)each Lender (or its designated affiliate) shall have the opportunity, but shall not be obligated to, participate in any Subsidiary Borrower Tranche on a pro rata basis based on the amount of each Lender’s Commitment;

(e)the Persons providing the commitments for such Subsidiary Borrower Tranche shall, to the extent not a Lender, be an assignee in compliance with (and subject to the consents required by) Section 8.07 and otherwise reasonably satisfactory to the Administrative Borrower;

(f)if a Subsidiary Borrower is formed under the laws of a non-U.S. jurisdiction other than the Commonwealth of Australia or any state or territory thereof or the United Kingdom, the terms of the relevant Subsidiary Borrower Tranche will include customary tax gross-up and tax indemnity provisions, including customary exclusions from gross-up obligations with respect to such Subsidiary Borrower for facilities of the relevant type based on applicable law in effect in the jurisdiction of organization of such Subsidiary Borrower on the date such Subsidiary Borrower executes a joinder to this Agreement; and

(g)the Administrative Borrower and any Subsidiary Guarantor (established pursuant to Section 5.01(j)) shall provide a guaranty of the obligations of any Subsidiary Borrower with respect to its Subsidiary Borrower Tranche pursuant to documentation reasonably satisfactory to the Administrative Borrower and the Administrative Agent.

The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Loan Document as may be necessary or appropriate in order to establish any Subsidiary Borrower and Subsidiary Borrower Tranche pursuant to this Section
1.05and such technical amendments, and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers in such jurisdiction, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection therewith.

SECTION 1.06.    Administrative Borrower. Each Borrower hereby designates the Administrative Borrower as its representative and agent for all purposes under the Loan Documents relating to Notices of Borrowing, Notices of Issuance, designation of interest rates, receipt of Borrowings and payment of Obligations. The Administrative Borrower hereby accepts such appointments. Any Agent, any Issuing Bank and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon any Notices of Borrowing, Notices of Issuance, designation of interest rate, instructions for receipt of Borrowings and payment of Obligations delivered by the Administrative Borrower on behalf of the applicable Borrowers. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Administrative Borrower on behalf of such Borrower.

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Each of the Agents, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Administrative Borrower with respect to Notices of Borrowing, Notices of Issuance, designation of interest rates, receipt of Borrowings and payment of Obligations, and the Borrowers for any or all other purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Administrative Borrower, in each case, consistent with the foregoing provisions, shall be binding upon and enforceable against it.

SECTION 1.07.    Australian Banking Code of Practice. The parties agree that the Australian Banking Code of Practice does not apply to the Loan Documents and the transactions under them.

SECTION 1.08.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.09.    Interest Rates; LIBOR Notification. The interest rate on an Advance denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Advances. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.08 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Administrative Borrower, pursuant to Section 2.08, of any change to the reference rate upon which the interest rate on any Eurodollar Rate Advance is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.08, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.08), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar

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Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01.    The Advances and Letters of Credit.

(a)Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars or any Alternative Currency to the Administrative Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount not to exceed at any time such Lender’s Unused Commitment; provided that Advances to any Subsidiary Borrower organized under the laws of Australia shall only be available in Australian Dollars and Advances to any Subsidiary Borrower organized under the laws of the United Kingdom shall only be Available in Sterling. Each Borrowing shall be in an aggregate amount of the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Administrative Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b)Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit” and, collectively, “Letters of Credit”) in Dollars or any Alternative Currency for the account of the Administrative Borrower and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the final Termination Date in an aggregate Available Amount (based on the Dollar Equivalent thereof) (i) not exceeding at any time (x) for all Letters of Credit, the Letter of Credit Facility at such time and (y) for all Letters of Credit issued by each Issuing Bank, such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the aggregate Unused Commitments of the Lenders at such time. Each Letter of Credit shall be in an amount of the Letter of Credit Minimum or more. The Administrative Borrower shall be liable for all Obligations with respect to any Letter of Credit issued for the account of any of its Subsidiaries. No Letter of Credit shall have an expiration date (including all rights of the Administrative Borrower or the beneficiary to require renewal) later than the earlier of (x) the date that is one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Administrative Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”) and (y) 5 Business Days prior to the final Termination Date; provided that no Letter of Credit may expire after the Termination Date of any Non- Consenting Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date; provided further, that the terms of each Letter of Credit that is automatically renewable

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annually shall (1) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination and (2) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed. If either a Notice of Renewal is not given by the Administrative Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Administrative Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits referred to above, each Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

SECTION 2.02.    Making the Advances.

(a)Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. New York City time (or with respect to Borrowings denominated in Euro~~, Sterling~~ or Australian Dollars, 9:00 A.M. London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances ~~or~~, (y) 11:00 A.M. New York City time on the fifth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of RFR Advances or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Administrative Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type and currency of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance and (v) the applicable Borrower. Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s address referred to in Section 8.02.

(b)Anything in subsection (a) above to the contrary notwithstanding, (i) the Administrative Borrower may not select Eurodollar Rate Advances for any Borrowing if the Dollar Equivalent amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and
(ii)the Eurodollar Rate Advances may not be outstanding as part of more than 15 separate Borrowings.

(c)Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances or RFR Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense

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incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the applicable Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate or, in the case of Advances denominated in Alternative Currencies, other rates determined by the Administrative Agent in accordance with rules governing interbank lending. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement (and any interest paid by such Lender shall be paid to the applicable Borrower for any period where such Borrower has made payments under this subsection).

(e)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)Subject to Section 2.08, (i) each Borrowing denominated in Sterling, Euros or Australian Dollars shall be comprised entirely of Eurodollar Rate Advances and (ii) each Borrowing denominated in Dollars or Canadian Dollars shall be comprised entirely of Base Rate or Eurodollar Rate Advances as the Administrative Borrower may request in accordance herewith. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Advance in accordance with the terms of this Agreement.

SECTION 2.03.    Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)Request for Issuance. (i) Subject to clause (ii) below, each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (Local Time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Administrative Borrower to any Issuing Bank, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof by telecopier. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) the amount and currency of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be

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accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Administrative Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is reasonably acceptable to such Issuing Bank, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Administrative Borrower (or its applicable Subsidiary) requesting such issuance at its office referred to in Section 8.02 or as otherwise agreed with the Administrative Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii)No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; or

(B)the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally and to customers of the Issuing Bank generally; provided that, in the event the Issuing Bank can no longer issue any Letter of Credit, the Issuing Bank shall endeavor to provide sufficient notice thereof to the Administrative Borrower.

(b)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. The Administrative Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Administrative Borrower within one Business Day after the Administrative Borrower’s receipt of notice thereof, or of any reimbursement payment required to be refunded to the Administrative Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment

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Increase in accordance with Section 2.18, an assignment in accordance with Section 2.19 or Section 8.07 or otherwise pursuant to this Agreement.

(c)Drawing and Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall notify promptly the Administrative Borrower and the Administrative Agent thereof. On the Business Day immediately following the Business Day on which the Administrative Borrower shall have received notice of any payment by an Issuing Bank under a Letter of Credit, the Administrative Borrower shall reimburse such Issuing Bank through the Administrative Agent in the same currency as such drawing in an amount equal to such drawing. If the Administrative Borrower fails to so reimburse such Issuing Bank (or if any such reimbursement payment is required to be refunded to the Administrative Borrower for any reason), then the payment by such Issuing Bank of such drawing shall constitute for all purposes of this Agreement the making by such Issuing Bank of an Advance, which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance denominated in such currency, in the amount of such drawing or, in the case of a Letter of Credit denominated in any Alternative Currency, shall be a Base Rate Advance in Dollars in the amount of the Dollar Equivalent of such drawing as of such date, provided that the Administrative Borrower shall indemnify the Administrative Agent and the Lenders for any currency exchange losses sustained as a result of the Administrative Borrower’s repayment in Dollars of any Letter of Credit denominated in any Alternative Currency. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Administrative Borrower and the Administrative Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds in Dollars, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Pro Rata Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided, that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made in the applicable currency by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, such drawing shall, without duplication, accrue interest at the rate applicable to Base Rate Advances based on the Dollar Equivalent amount of such drawing.

(d)Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Administrative Agent and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings

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during such month under all Letters of Credit and (ii) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(e)Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Administrative Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance) (the “UCP”) shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Administrative Borrower for, and no Issuing Bank’s rights and remedies against the Administrative Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (“BAFT-IFSA”), or the Institute of International Banking Law & Practice, to the extent that the relevant Letter of Credit chooses such law or practice.

(g)Resignation. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, with the consent of the Administrative Borrower and the Administrative Agent (in each case, such consent not to be unreasonably withheld or delayed), resign (such Issuing Bank, the “Resigning Issuing Bank”) as an Issuing Bank, with respect to its Unissued Letter of Credit Commitment and be replaced with one or more substitute Issuing Banks from among the Lenders who agree to assume such role, with the consent of the Administrative Borrower and the Administrative Agent (in each case, such consent not to be unreasonably withheld or delayed); provided that after giving effect to any such assignment at no time shall (x) the Letter of Credit Commitment of any Issuing Bank, including any substitute Issuing Bank, exceed its Revolving Credit Commitment and (y) the sum of the L/C Exposure of all Issuing Banks exceed the sum of (A) the aggregate amount of the Letter of Credit Commitment of all Issuing Banks less (B) the aggregate amount of the Unissued Letter of Credit Commitment of all Issuing Banks. The Administrative Borrower or the Resigning Issuing Bank with the consent of the Administrative Borrower and the Administrative Agent (in each case, consent not to be unreasonably withheld or delayed) shall be entitled to appoint from among the Lenders who agree to assume such role a successor Issuing Bank hereunder and it shall notify the Administrative Agent, who will notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Administrative Borrower shall pay all unpaid fees accrued for the account of the Resigning Issuing Bank pursuant to Section 2.04. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Resigning Issuing Bank under this Agreement with respect to Unissued Letter of Credit Commitment being assigned and the Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing

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Banks, as the context shall require. After the replacement of an Initial Issuing Bank hereunder, the Resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 2.04.    Fees.

(a)Commitment Fee. The Administrative Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars at the per annum rate set forth in the definition of Applicable Margin on the actual daily amount of such Lender’s Unused Commitment. The commitment fee shall accrue at all times from the Effective Date until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2019, and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any commitment fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Administrative Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)Letter of Credit Fees. (i) The Administrative Borrower shall pay to the Administrative Agent for the account of each Lender a commission in Dollars on such Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding (and not cash- collateralized) from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2019, and on the Termination Date, and after the Termination Date payable upon demand; provided that the Applicable Margin shall increase by 2% upon the occurrence and during the continuation of an Event of Default if the Administrative Borrower is required to pay default interest on the principal of all Advances pursuant to Section 2.07(b).

(ii)The Administrative Borrower shall pay to each Issuing Bank for its own account such reasonable fees as may from time to time be agreed in writing between the Administrative Borrower and such Issuing Bank.

(c)Administrative Agent’s Fees, The Administrative Borrower shall pay to the Administrative Agent for its own account such fees as have been agreed between the Administrative Borrower and the Administrative Agent.

SECTION 2.05.    Optional Termination or Reduction of the Commitments. The Administrative Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of the Borrowing Minimum or an integral multiple of Borrowing Multiple in excess thereof.

SECTION 2.06.    Repayment of Advances.

(a)Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the outstanding Advances made by such Lender in the currencies in which such Advances are denominated.

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(b)Letter of Credit Reimbursements. The obligations of the Administrative Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Administrative Borrower is without prejudice to, and does not constitute a waiver of, any rights the Administrative Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Administrative Borrower thereof):

(i)any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Administrative Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)the existence of any claim, setoff, defense or other right that the Administrative Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply (but materially complies) with the terms of such Letter of Credit;

(vi)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Administrative Borrower in respect of the L/C Related Documents; or

(vii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Administrative Borrower or a guarantor.

No Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any

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Issuing Bank from liability to the Administrative Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Administrative Borrower to the extent permitted by applicable law) suffered by the Administrative Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.07.    Interest on Advances.

(a)Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full in the currency in which such Advance is denominated, at the following rates per annum:

(i)Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(iii)RFR Advances. During such periods as such Advance is an RFRAdvance, a rate per annum equal at all times to the sum of (x) the Adjusted Daily Simple RFR in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Advance (or, if there is no such numerically corresponding day in such month, then on the last day of such month) in arrears and on the date such RFR Advance shall be paid in full.

(b)Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (f), each Borrower shall pay interest (“Default Interest”) on (i) the unpaid (and, in the case of an Event of Default under 6.01(a), overdue) principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such

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Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances denominated in Dollars pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.08.    Interest Rate Determination.

(a)If the Administrative Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Administrative Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Eurodollar Rate Advances with an Interest Period of one month.

(b)Upon the occurrence and during the continuance of any Event of Default, (x) in the case of Advances denominated in Dollars or Canadian Dollars, (i) each Eurodollar Rate Advance will, at the option of the Required Lenders, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance denominated in the same currency and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended and (y) no outstanding Advances denominated in any other Alternative Currency may be continued for an Interest Period of more than one month’s duration.

(c)If ~~prior to the commencement of any Interest Period for a Eurodollar Rate Advance~~:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (x) prior to the commencement of any Interest Period for a Eurodollar Rate Advance, that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (including because the applicable Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time or (y) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for Sterling; or

(ii)the Administrative Agent is advised by the Required Lenders that (x) the Eurodollar Rate for an Advance in the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances included in such Borrowing for the applicable currency and such Interest Period~~,~~ or (y) the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for Sterling will not adequately and fairly reflect the costs to such Lenders of making or maintaining their Loans denominated in Sterling, then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving

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rise to such notice no longer exist, (A) any Notice of Borrowing that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Rate Advance or RFR Advance, as applicable, in such currency shall be ineffective and (B) if any Notice of Borrowing requests a Eurodollar Advance or RFR Advance in such currency, such Advance shall be made as a Base Rate Advance (or, except in the case of Dollars and Canadian Dollars, shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Advance, then the other Type of Advances shall be permitted.

(d)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, with respect to the Eurodollar Rate or Adjusted Daily Simple RFR for any currency, the Administrative Agent and the Administrative Borrower may amend this Agreement to replace such Eurodollar Rate or Adjusted Daily Simple RFR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event with respect to any currency will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Administrative Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate for Dollars, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of any Eurodollar Rate or Adjusted Daily Simple RFR with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(e)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(f)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08.

(g)Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any currency, (i) any Notice of Borrowing that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Rate Advance or RFR Advance in such currency shall be ineffective and (ii) if any Notice of Borrowing requests a Eurodollar

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Rate Advance or RFR Advance in such currency, such Advance shall be made as a Base Rate Advance (or, except in the case of Dollars of Canadian Dollars, shall be ineffective).

SECTION 2.09.    Optional Conversion of Advances. The Administrative Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type (other than RFR) comprising the same Borrowing into Advances of the other Type (other than RFR) denominated in the same currency; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only with respect to Advances denominated in Dollars or Canadian Dollars and on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Administrative Borrower.

SECTION 2.10.    Prepayments of Advances.

(a)Optional. The Administrative Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances (or, in the case of an Eurodollar Rate Advance denominated in Euro, Sterling or Australian Dollar, not later than 9:00 a.m., London time, three Business Days prior to the date of such prepayment), not later than five Business Days prior to the date of such prepayment in the case of RFR Advances and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the applicable Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

(b)Mandatory Prepayments. (i) If at any time, the sum of (A) the Dollar Equivalent of the aggregate principal amount of all outstanding Advances plus (B) the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit then outstanding exceeds 103% of the aggregate Revolving Credit Commitments of the Lenders for each of the three consecutive Business Days prior to such date, the Administrative Borrower shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Administrative Borrower and/or deposit cash in an L/C Cash Collateral Account with respect to Letters of Credit then outstanding in an aggregate amount sufficient to reduce such sum after such payment to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders.

(ii)Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or

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at its maturity, any additional amounts which the Administrative Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(d). The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Administrative Borrower and the Lenders.

(c)Letters of Credit. The Administrative Borrower shall, on the day that is five (5) Business Days prior to the final Termination Date, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account (a) an amount in each Alternative Currency sufficient to cause the amount of such Alternative Currency on deposit in the L/C Cash Collateral Account to equal 100% of the aggregate Available Amount of all Letters of Credit then outstanding denominated in such Alternative Currency and (b) an amount in Dollars sufficient to cause the amount of Dollars on deposit in the L/C Cash Collateral Account to equal 100% of the aggregate Available Amount of all Letters of Credit then outstanding denominated in Dollars; provided that nothing herein shall be deemed to amend or modify any provision of Section 2.01(b). Upon the drawing of any such Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After any such Letter of Credit shall have expired or been fully drawn upon and all other obligations of the Administrative Borrower thereunder shall have been paid in full, the equivalent amount deposited in such L/C Cash Collateral Account in respect of such Letter of Credit shall be promptly returned to the Administrative Borrower.

SECTION 2.11.    Increased Costs.

(a)If, due to either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes or Other Taxes, in each case, indemnified or indemnifiable or with respect to which an additional amount has been paid or is payable under Section 2.14 and (y) any Excluded Taxes), then the applicable Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that (1) before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender (or its holding company) and (2) such Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers under comparable provisions of similar credit agreements in a manner that is consistent with the treatment afforded the Borrowers hereunder; provided, further that, for the avoidance of doubt, this Section 2.11(a) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, in each case, regardless of the date adopted, issued, promulgated or implemented.

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(b)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided, however, that before making any such demand, each Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers under comparable provisions of similar credit agreements in a manner that is consistent with the treatment afforded the Borrowers hereunder.

(c)A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error.

(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Administrative Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12.    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) in the case of Advances denominated in Dollars or Canadian Dollars (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance denominated in the same currency, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) in the case of Advances denominated in any other Alternative Currency, such Advance shall be immediately converted to a Base Rate Advance denominated in Dollars at the Dollar Equivalent; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of

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such Lender, be otherwise disadvantageous to such Lender. Any Lender that is prohibited from performing its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances may be required to assign all of its rights and obligations hereunder upon a request by the Administrative Borrower in accordance with Section 2.21.

SECTION 2.13.    Payments and Computations.

(a)Each Borrower shall make each payment hereunder, irrespective of any right of counterclaim or setoff, not later than 11:00 A.M. (Local Time) on the day when due (or in the case of Australian Dollars, 9:00 a.m. Local Time) to the Administrative Agent at the Administrative Agent’s Account in same day funds. All payments under each Loan Document of principal or interest in respect of any Advance (or of any breakage indemnity in respect of any Advance) shall be made in the currency of such Advance, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)All interest hereunder shall be computed on the basis of a year of 360 days and actual days elapsed, except that (i) (A) interest computed by reference to the Base Rate at times when the Base Rate is based on the Administrative Agent’s prime rate and (B) interest computed by reference to the BBR Screen Rate and the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest in respect of Borrowings in GBP shall be computed on the basis of 365 days, and in each case of the foregoing clauses (i) and (ii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, ~~or~~ Eurodollar Rate or Adjusted Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(c)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal

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of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Lenders hereunder that a Borrower will not make such payment in full, the Administrative Agent may assume that the applicable Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, (i) if such payment is denominated in Dollars, at the Federal Funds Rate and (ii) if such payment is denominated in an Alternative Currency, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the applicable Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.14.    Taxes.

(a)Any and all payments by any Borrower or any guarantor of a Borrower to or for the account of any Lender or the Administrative Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including back-up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties with respect thereto (“Taxes”), unless otherwise required by applicable law. “Excluded Taxes” means in the case of each Lender and the Administrative Agent (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed (A) by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or has its principal office or Facility Office or Applicable Lending Office or any political subdivision thereof or (B) that are Other Connection Taxes; (ii) in the case of a Lender, any United States federal withholding taxes imposed on interest payable to or for the account of such Lender pursuant to law in effect on the date on which such Lender became a Lender hereunder or changes its lending office (except to the extent such Taxes were not considered Excluded Taxes with respect to such Lender’s immediate assignor or immediately before such Lender changed its lending office); (iii) Taxes attributable to the recipient’s failure to comply with Section 2.14(e); (iv) any withholding tax imposed under FATCA in respect of payments hereunder or under the Notes; (v) any UK Tax Deduction payable by a UK Borrower with respect to an amount payable by, or on behalf of a UK Borrower, if, on the date on which the payment falls due: (A) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority, or (B) the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under clauses (iv), (v) and (vii) of Sections 2.14(e), (vi) any Australian Tax Deduction

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payable by an Australian Loan Party or any guarantor of an Australian Loan Party, if, on the date on which the payment falls due, the payment could have been made to the relevant Lender or Administrative Agent without an Australian Tax Deduction if the Lender to which the payment relates had been an Australian Qualifying Lender, but on that date that Lender is not or has ceased to be an Australian Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Australian Treaty or any published practice or published concession of any relevant taxing authority, and (vii) any Taxes to the extent an indemnity or an additional amount with respect to such Taxes is not payable pursuant to paragraph (e)(viii), (f), (i) or (k) of this Section 2.14. If any Borrower or any other applicable withholding agent shall be required by law (as determined in the good faith discretion of an applicable withholding agent) to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Administrative Agent, (i) to the extent the Tax is not an Excluded Tax, such Borrower, guarantor of a Borrower or applicable withholding agent (as relevant) will pay to such Lender such additional amount or amounts as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made provided that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by such Borrower, guarantor of such Borrower or applicable withholding agent (as relevant) under any other provision of this Agreement or the Notes or any other documents to be delivered hereunder, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b)In addition, the applicable Borrower shall pay any present or future stamp or documentary taxes or any other property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder other than any Taxes or other amounts imposed with respect to an assignment (hereinafter referred to as “Other Taxes”).

(c)The Administrative Borrower shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes (other than Excluded Taxes) or Other Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) as a result of payments hereunder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) provides to the Administrative Borrower a certificate as to the amount of such payment or liability.

(d)Within 30 days (or as soon as practicable) after the date of any payment of Taxes by any Borrower, the Administrative Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e)(i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial

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Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Administrative Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Administrative Borrower with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to any Loan Document. Any Lender claiming the benefits of the exemption of the portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code shall provide each of the Administrative Agent and the Administrative Borrower, in addition to the Forms W-8BEN or W-8BEN-E provided pursuant to the preceding sentence, a certificate, substantially in the form of Exhibit D, establishing the Lender’s entitlement to the exemption. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States federal withholding tax rate on interest payments in excess of zero, the United States federal withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered excluded from Taxes; provided, however, that, if at the date of the Assumption Agreement or the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States federal withholding tax, if any, applicable with respect to the Lender assignee on such date. For purposes of this subsection (e), the term “United States person” shall have the meaning specified in Section 7701(a)(30) of the Internal Revenue Code.

(ii)If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender that is a United States person, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Administrative Borrower, shall provide each of the Administrative Agent and the Administrative Borrower with two original Internal Revenue Service Forms W-9, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal backup withholding tax.

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(iv)Each Lender agrees that if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in Section 2.14(e)(i) or (f), a Lender is not required to deliver any form, certification or document that it is not legally eligible to deliver. Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14.

(v)Each Lender shall deliver to the Administrative Borrower and to the Administrative Agent as soon as practicable, whenever reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable requirements of law and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, (x) to determine whether or not any payments made under any Loan Document are subject to UK Tax Deductions or Australian Tax Deductions or information reporting requirements, (y) to determine, if applicable, the required rate of UK Tax Deductions or Australian Tax Deductions, and (z) to establish such Lender’s entitlement to any available exemption from, or reduction in the rate of, UK Tax Deduction or Australian Tax Deductions, in respect of any payments to be made to such Lender by any Borrower pursuant to any Loan Document or otherwise establish such Lender’s status for withholding Tax purposes in an applicable jurisdiction. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or administrative practice as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(vi)a Lender with respect to a Commitment extended to a UK Borrower and each Borrower which makes a payment to which that Lender is entitled shall co-operate in promptly completing or assisting with the completion of any procedural formalities necessary for that Borrower to obtain authorization to make that payment without a UK Tax Deduction and maintain that authorization where an authorization expires or otherwise ceases to have effect;

(vii)each such Lender shall, from time to time after the initial delivery by such Lender of any form or certificate, whenever a lapse in time or change in such Lender’s circumstances renders such form or certificate (including any specific form or certificate required in this Section 2.14(e)) so delivered obsolete, expired or inaccurate in any material respect, promptly (i) update such form or certificate or (ii) notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so;

(viii)if in respect of a Commitment extended to a UK Borrower or Australian Loan Party (i) a Lender assigns or transfers any of its rights or obligations with respect to such Commitment or changes its Facility Office in respect of such Commitment, and (ii) as a result of circumstances existing at the date of, or as a result of, the assignment, transfer or change occurs, a UK Borrower or Australian Loan Party would be obliged to make a payment to the successor or assignee or Lender acting through its new Facility Office in respect of a UK Tax Deduction or an Australian Tax Deduction, then such successor or assignee or Lender acting through its new Facility Office is entitled to receive payment under this Section
2.14 only to the same extent as the assigning or transferring Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph
(viii) shall not apply to a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme and has provided its scheme reference number and its jurisdiction of tax residence to the

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Administrative Agent where the Administrative Agent has provided the same to the Administrative Borrower or the relevant UK Borrower but the relevant UK Borrower has not duly completed and filed an HM Revenue & Customs’ Form DTTP2 within five Business Days of receiving the relevant scheme reference number and jurisdiction of tax residence.

(f)For the avoidance of doubt, for any period with respect to which a Lender has failed to provide the Administrative Borrower with the appropriate form, certificate or other document it is required to deliver under Section 2.14(e), such Lender shall not be entitled to indemnification under Section 2.14 with respect to Taxes imposed by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Administrative Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)Any Lender claiming any additional amounts payable pursuant to this Section
2.14 agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)Any Lender making a claim for compensation under this Section 2.14 may be required to assign all of its rights and obligations hereunder upon a request by the Administrative Borrower in accordance with Section 2.21.

(i)In the event a Lender is entitled, on the effective date of an Assumption Agreement or Assignment and Assumption, to the benefits of a payment pursuant to this Section 2.14, an assignee or novatee of such Lender shall only be entitled to the same benefits of payment (in addition to any future benefits of payment that may arise with respect to such assignee) that would have been available to such Lender had such Lender not entered into the related Assumption Agreement or Assignment and Assumption with such assignee or novatee and then only to the extent the relevant amounts are incurred by such assignee or novatee. For the avoidance of doubt, nothing in this Section 2.14(i) or the rest of this Agreement will be taken to require an Australian Loan Party to pay an additional amount on account of Australian Withholding Tax to any assignee or novatee of the Lender if that assignee or novatee is not an Australian Qualifying Lender, except where the assignee or novatee is not an Australian Qualifying Lender because of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or Australian Treaty or any published practice or published concession of any relevant taxing authority.

(j)If any Lender or Administrative Agent (for purposes of this paragraph (j), an “indemnified party”) determines, in its sole discretion (such discretion to be exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund and net of any out of pocket expenses (including any Taxes)). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding

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anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(k)Notwithstanding any other provision in this Section 2.14, the payment of an additional amount under Section 2.14(a) or an indemnification payment under Section 2.14(c) by any Australian Loan Party shall not be required:

(i)in respect of a Tax which would not be required to be deducted by an Australian Loan Party if, before the Australian Loan Party makes a relevant payment, the relevant Lender or Administrative Agent, provided the Australian Loan Party with any of its name, address, tax file number, Australian business number, registration number or similar details or any relevant tax exemption or similar details; or

(ii)with respect to any withholding or deduction on account of an Australian Loan Party receiving a direction under section 255 of the Australian Tax Act, section 260-5 of the Taxation Administration Act 1953 (Cth) or any similar law.

(l)VAT.

(i)All amounts expressed to be payable under a Loan Document by any Loan Party to the Administrative Agent or any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document and the Administrative Agent or such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to the Administrative Agent or such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Administrative Agent or such Lender must promptly provide an appropriate VAT invoice to that Loan Party).

(ii)If VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender (the “Supplier”) to the Administrative Agent or any other Lender (the “Supply Recipient”) under a Loan Document, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):

(A)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the

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relevant tax authority which the Supply Recipient reasonably determines (in good faith) relates to the VAT chargeable on that supply; and

(B)(where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines (in good faith) that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)Where a Loan Document requires any Loan Party to reimburse or indemnify the Administrative Agent or any Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) the Administrative Agent or such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent the Administrative Agent or such Lender reasonably determines (in good faith) that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)Any reference in clause (i), (ii), (iii) or (v) of this Section 2.14(l) to any Loan Party shall, at any time when such Loan Party is treated as member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Loan Party shall be construed as a reference to that Loan Party or the relevant group or unity (or fiscal unity) of which that Loan Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)In relation to any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document, if reasonably requested by the Administrative Agent or such Lender, that Loan Party must promptly provide the Administrative Agent or such Lender with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with the Administrative Agent’s or such Lender’s VAT reporting requirements in relation to such supply.

SECTION 2.15.    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment

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giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Administrative Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 2.16.    Evidence of Debt.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to the Administrative Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and currency of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the applicable Borrower hereunder and each Lender’s share thereof.

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of such Borrower under this Agreement.

SECTION 2.17.    Use of Proceeds. The proceeds of the Advances shall be available (and the each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the

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Borrower and its Subsidiaries.

SECTION 2.18.    Increase in the Aggregate Revolving Credit Commitments.

(a)The Administrative Borrower may, at any time prior to the final Termination Date, by notice to the Administrative Agent, request that the aggregate amount of the Revolving Credit Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled final Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,000,000,000 and (ii) on the date of any request by the Administrative Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied. The Administrative Borrower may simultaneously (x) request one or more of the Lenders to increase the amount of its Commitment and/or (y) arrange for one or more banks or financial institutions not a party hereto to become parties to and Lenders under this Agreement, pursuant to the terms and conditions set forth below.

(b)The Administrative Agent shall promptly notify such of the Lenders and one or more Eligible Assignees as are identified by the Administrative Borrower to participate in the requested Commitment Increase of a request by the Administrative Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed terms of such Commitment Increase and (iii) the date by which such Lenders or Eligible Assignees (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an “Assuming Lender”) wishing to participate in the Commitment Increase must commit to increase the amount of their respective Revolving Credit Commitments or to establish their respective Revolving Credit Commitments, as the case may be (the “Commitment Date”); provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more. Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. Each increase in the Revolving Credit Commitments of the Increasing Lenders and the Revolving Credit Commitment of each Assuming Lender shall be subject to the approval of each Issuing Bank (which approval shall not be unreasonably withheld or delayed). The requested Commitment Increase shall be allocated among the Lenders willing to participate therein and the Assuming Lenders in such amounts as are agreed between the Administrative Borrower and the Administrative Agent.

(c)On each Increase Date, each Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)(A) certified copies of resolutions of the board of directors of the Administrative Borrower or the executive committee of such board of directors approving the Commitment Increase and the corresponding modifications to this Agreement, (B) if reasonably requested by the Administrative Agent, an opinion of counsel for the Administrative Borrower (which may be

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in-house counsel), and (C) a consent of the Administrative Borrower;

(ii)an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Administrative Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Administrative Borrower; and

(iii)confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Administrative Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in Section 2.18(a) and in the immediately preceding sentence of this Section 2.18(c), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Administrative Borrower of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. If any Advances are outstanding on the Increase Date, the Lenders immediately after effectiveness of such Commitment Increase shall purchase and assign at par such amounts of the Advances outstanding at such time as the Administrative Agent may require such that each Lender holds its Pro Rata Share of all Advances outstanding after giving effect to all such assignments. On and after each Increase Date, the Pro Rata Share of each Lender’s participation in Letters of Credit and Advances from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

SECTION 2.19.    Extension of Termination Date.

(a)At least 45 days but not more than 90 days prior to any anniversary of the Effective Date, the Administrative Borrower, by written notice to the Administrative Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration; provided the final Termination Date may not extend more than two years from the initial Termination Date. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Administrative Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Administrative Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Administrative Borrower not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Administrative Borrower’s request for an extension of the Termination Date.

(b)If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the

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Revolving Credit Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Revolving Credit Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Administrative Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 8.16, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Administrative Borrower for any requested extension of the Termination Date.

(c)If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Administrative Agent shall promptly notify the Administrative Borrower. The Administrative Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, pursuant to Assignments and Assumptions, effective as of the Termination Date in effect immediately prior to the Extension Date, any Non-Consenting Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender (with such Revolving Credit Commitment to replace the Revolving Credit Commitment of any Non-Consenting Lender as designated by the Administrative Borrower); provided, however, that (x) the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-
Consenting Lender is less than $5,000,000, in which case such Assuming Lender shall assume all of such lesser amount and (y) each increase in the Revolving Credit Commitment of the Consenting Lenders shall be approved by each Issuing Bank (such approval not to be unreasonably withheld or delayed); provided, further, that:

(i)any such Consenting Lender or Assuming Lender shall have paid to such Non- Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non- Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non- Consenting Lender as of the effective date of such assignment;

(ii)all additional costs, reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(b) for such assignment shall have been paid;

provided further, that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 8.16, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Consenting Lender or Assuming Lender, if any, shall have delivered to the Administrative Borrower and the Administrative Agent an Assumption Agreement, duly executed by such Consenting Lender or Assuming Lender, such Non-Consenting Lender, the Administrative Borrower and the Administrative Agent and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Administrative Borrower and the Administrative Agent as to the increase in the amount of its Revolving Credit

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Commitment and at least three Business Days prior to the Termination Date in effect immediately prior to such Extension Date, each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Lender.
Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Termination Date in effect immediately prior to the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder (other than its obligations under Section 8.16 as to matters occurring prior to such date) shall, by the provisions hereof, be released and discharged.

(d)    If (after giving effect to any assignments or assumptions pursuant to subsection
(c) of this Section 2.19) Lenders having Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Administrative Borrower, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect for each such Lender shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date and unless otherwise specified, refer to the Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

(e)    Notwithstanding the above, at any time prior to the effectiveness of any extension of the Termination Date in effect, the Administrative Borrower may withdraw its request for extension of the Termination Date.

SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.04(a);

(b)the Revolving Credit Commitment and Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby;

(c)if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

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(i)all or any part of L/C Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that (x) the sum of the Dollar Equivalent of the aggregate principal amount of Advances owing to all Non-Defaulting Lenders plus the aggregate amount of L/C Exposure of all Lenders does not exceed the total of all Non- Defaulting Lenders’ Revolving Credit Commitments, (y) after giving effect to such reallocation, the sum of the Dollar Equivalent of the aggregate principal amount of Advances owing to, and the L/C Exposure allocated to, each Non-Defaulting Lender shall not exceed such Non-Defaulting Lender’s Revolving Credit Commitment and (z) no Event of Default has occurred and is continuing;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Administrative Borrower shall within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of each Issuing Bank the Administrative Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.02 for so long as such L/C Exposure is outstanding or such Lender remains a Defaulting Lender;

(iii)if the Administrative Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Administrative Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)if the L/C Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04(a) and Section 2.04(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Shares; and

(v)if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit commissions payable under Section 2.04(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Banks until and to the extent that such L/C Exposure is reallocated and/or cash collateralized.

(d)so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Administrative Borrower in accordance with Section 6.02, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Administrative Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender

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to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Pro Rata Share.

SECTION 2.21.    Replacement of Lenders or Issuing Banks.

(a)Replacement of Lenders. If any Lender requests compensation under Section 2.11, any Lender gives notice under Section 2.12, any Borrower is required to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, any Lender is a Defaulting Lender, or if, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Agreement or any other Loan Document as contemplated by Section 8.01, the consent of the Required Lenders is obtained but the consent of any other Lender whose consent is required is not obtained, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations and consent to such proposed amendment, change, waiver, discharge or termination (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)such Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling any Borrower to require such assignment and delegation cease to apply.

(b)Replacement of Issuing Banks. If any Issuing Bank declines to provide the consent required under Sections 2.18(b), 2.19(c) or 8.07(b)(iii)(C), or declines to provide a Letter of Credit pursuant to Section 2.03(a)(ii), then the Administrative Borrower may, at its sole expense and effort, upon notice to such Issuing Bank and the Administrative Agent, require such Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its Letter of Credit Commitment to one or more Eligible

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Assignees that shall assume such obligations (which assignee may be one or more Issuing Banks, if such Issuing Bank accepts such assignment); provided that:

(i)each outstanding Letter of Credit issued by such Issuing Bank shall have been replaced or such other arrangement reasonably satisfactory to such Issuing Bank shall have been made; and

(ii)such assignment does not conflict with applicable law.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.    Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)Except as described in the SEC Filings prior to the Effective Date, there shall have occurred no Material Adverse Change since June 30, 2019.

(b)The Administrative Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel to the Administrative Agent) that have been invoiced at least three Business Days prior to the Effective Date.

(c)On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Administrative Borrower, dated the Effective Date, stating that:

(i)The representations and warranties contained in Section 4.01 are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) on and as of the Effective Date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date), and

(ii)No event has occurred and is continuing that constitutes a Default.

(d)The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:

(i)Executed counterparts to this Agreement from each of the parties listed on the signature pages hereto.

(ii)The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

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(iii)Certified copies of the resolutions of the board of directors of each Loan Party approving this Agreement and the documents executed and delivered in connection herewith, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iv)A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the Responsible Officers of such Loan Party authorized to execute and deliver this Agreement and the other documents to be delivered hereunder.

(v)A favorable opinion of Latham & Watkins LLP, counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(vi)A true and complete copy of any SEC Filings, it being understood that any such documents filed with the SEC shall be deemed to have been delivered to the Administrative Agent and the Lenders.

(e)The Administrative Agent and each Lender shall have received (i) all information requested by the Administrative Agent or such Lender at least five Business Days prior to the Effective Date to comply with the PATRIOT Act and other “know your customer” laws and regulations and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

SECTION 3.02.    Conditions Precedent to Each Borrowing, Issuance, Renewal, Commitment Increase and Extension Date. The obligation of each Lender to make an Advance (other than an Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit or renew a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments (a) the following statements shall be true (and the delivery of the applicable Notice of Borrowing, Notice of Issuance, Notice of Renewal, request for Commitment Increase or request for extension of Commitments and the acceptance by the Administrative Borrower of the proceeds thereof shall constitute a representation and warranty by the Administrative Borrower that both on the date of such notice and on the date of such Borrowing, issuance, renewal, Commitment Increase and applicable Extension Date, as the case may be, such statements are true);

(i)the representations and warranties contained in Section 4.01 (other than, in the case of a Borrowing, issuance or renewal of a Letter of Credit, the representations and warranties set forth in the last sentence of subsection (e) thereof and in subsection (g) thereof) are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments, as the case may be, and to the application of the proceeds

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therefrom, as though made on and as of such date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date), and

(ii)no event has occurred and is continuing, or would result from such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments, as the case may be, or from the application of the proceeds therefrom, that constitutes a Default.

and (b) in connection with any increase of Revolving Credit Commitments or any extension of the Termination Date, the Administrative Agent shall have received such other approvals, opinions or documents as any Lender consenting to or providing commitments for such increase or extension may reasonably request through the Administrative Agent.

SECTION 3.03.    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, specifying its objection thereto.
The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a)Such Loan Party (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and is in good standing as a foreign corporation or other organization in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, and (iii) has all requisite corporate or other organizational power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of (ii) and (iii), to the extent that such failure would not be reasonably likely to have a Material Adverse Effect.

(b)The execution, delivery and performance by each Loan Party of this Agreement, the Borrowing of Advances and the incurrence of Letters of Credit are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any material applicable law or contractual restriction binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(c)All authorizations or approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third party that are required to be obtained or made by the Loan Parties for (i) the due execution, delivery, recordation, filing or

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performance by any Loan Party of this Agreement, or for the consummation of the other transactions contemplated hereby or (ii) the exercise by the Administrative Agent or any Lender of its rights under this Agreement have been duly obtained, taken, given or made and are in full force and effect.

(d)This Agreement has been duly executed and delivered by each Loan Party party hereto. This Agreement is the legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms.

(e)The Consolidated balance sheet of the Administrative Borrower as at June 30, 2019, and the related Consolidated statement of operations and statement of cash flow of the Administrative Borrower for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated financial condition of the Administrative Borrower as at such date and the Consolidated results of the operations of the Administrative Borrower for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. Except as described in the SEC Filings prior to the Effective Date, since June 30, 2019, there has been no Material Adverse Change.

(f)Neither the Information Memorandum nor any information provided or communicated by any Loan Party in connection with the syndication of the Revolving Credit Commitments prior to the Effective Date contained when made any untrue statement of a material fact or, when taken together with the public filings of the Administrative Borrower, omitted to state a material fact necessary to make the statements made therein not misleading when made; provided that, with respect to forecasts or projected financial information, each applicable Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Administrative Borrower and its Subsidiaries, (iii) no assurance can be given by such Loan Party that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material).

(g)Except as described in the SEC Filings prior to the Effective Date, there is no action, suit, investigation known to the Administrative Borrower, litigation or proceeding affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best knowledge of each Loan Party, threatened before any court, governmental agency or arbitrator that would be reasonably likely to be adversely determined and if so to have a Material Adverse Effect.

(h)No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

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(i)Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of any Loan Party or of the Reporting Group on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

(j)No Loan Party is an “investment company,” or “controlled” by an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940, as amended.

(k)The Obligations of each Loan Party under this Agreement constitute unconditional general obligations of such Loan Party ranking at least pari passu with all other Senior Debt of such Loan Party, other than any Senior Debt secured by Permitted Liens.

(l)The entry into and performance by the Administrative Borrower of its obligations under this Agreement is for its commercial benefit and is in its commercial interests.

(m)The Administrative Borrower has implemented and maintains in effect policies and procedures reasonably designed to achieve compliance by the Administrative Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Administrative Borrower and its Subsidiaries, and, to the knowledge of the Administrative Borrower, their respective directors, officers and employees, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of (a) the Administrative Borrower, any Subsidiary or, to the knowledge of the Administrative Borrower, any of their respective directors, officers or employees, or any agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person to the extent applicable Sanctions prohibit dealings with such Person.

(n)As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01.    Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent that the failure to so comply would not be reasonably likely to have a Material Adverse Effect. The Administrative Borrower will maintain policies and procedures reasonably designed to achieve compliance by the Administrative Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent or overdue, (i) all taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien

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upon its property, except to the extent that, in respect of clauses (i) and (ii), the failure to pay and discharge such taxes and claims would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither any Loan Party nor any of their Subsidiaries shall be required to pay or discharge any such tax or lawful claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP,

(c)Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice for the industries in which such Loan Party or such Subsidiary operates; provided, however, that the Administrative Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d)Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (per statute and its corporate Constitutive Documents) and franchises; provided, however, that each Loan Party may consummate any merger or consolidation permitted under Section 5.02(b); and provided, further, that no Loan Party shall be required to preserve any right or franchise if the board of directors of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to such Loan Party.

(e)Visitation Rights. During normal business hours (and so long as no Event of Default has occurred and is continuing, upon ten (10) days prior notice and only once a year), permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit during normal business hours the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and (so long as representatives of the Administrative Borrower are present) with their independent certified public accountants.

(f)Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles and laws applicable to such Person in effect from time to time.

(g)Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(h)Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between or among the Administrative Borrower and/or

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between or among the members of the Reporting Group or any Persons that become a member of the Reporting Group as a result of such transaction, (ii) transactions between the Administrative Borrower or its Subsidiaries with Fox Corporation and its Subsidiaries in connection with the agreements, undertaking and arrangements set forth in the Separation and Distribution Agreement and the agreements entered in connection therewith (including, without limitation, the Tax Sharing Indemnification Agreement and the other indemnification arrangements entered in connection therewith) as in effect on the Effective Date, (iii) any arrangements with officers, directors, representatives or other employees of the Administrative Borrower and its Subsidiaries relating specifically to employment, (iv) loans to employees of any member of the Reporting Group, (v) the payment of dividends, (vi) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof (vii) Investments in (x) an Affiliate in consideration for the issuance of ordinary shares or other equity capital and (y) in a joint venture that is an Affiliate of which the Administrative Borrower or any of its Subsidiaries is an equity holder in consideration for the issuance of a note or other loan instrument, (viii) transactions with any of their Affiliates conducted in the ordinary course of business of such Loan Party or Subsidiary except to the extent that such transaction is in connection with (A) the creation, incurrence, assumption or existence of any Lien or Debt, (B) any merger or consolidation or (C) the prepayment, redemption, purchase, defeasement or other satisfaction of any Debt and (ix) transactions existing on the Effective Date and set forth on Schedule 5.01(h); provided, however, that, notwithstanding the foregoing, transactions entered into by any member of the Reporting Group with any Affiliate thereof (a “Subject Affiliate”), which transactions are entered into by other shareholders or partners of such Subject Affiliate that are not otherwise themselves Affiliates of such member and on the same terms and for the same consideration (taking into account their relative percentage ownership of such Subject Affiliate) as such member of the Reporting Group shall be deemed to have been entered into on an arm’s-length basis.

(i)Reporting Requirements. Furnish to the Administrative Agent:

(i)Default Notice. As soon as possible and in any event within five days after a Responsible Officer becomes aware of a Default that is continuing on the date of such statement, a statement of a Responsible Officer of the Administrative Borrower setting forth details of such Default and the action that the Reporting Group has taken and proposes to take with respect thereto.

(ii)Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, a Consolidated balance sheet of the Administrative Borrower and its Subsidiaries as of the end of such quarter and Consolidated statement of operations and consolidated statement of cash flow of the Administrative Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form, in the case of the balance sheet, the figures for the preceding fiscal year end from the audited balance sheet for such fiscal year and, in the case of the statement of operations and statement of cash flow, the corresponding figures for the corresponding fiscal period in the preceding fiscal year end, all in reasonable detail consistent with the Administrative Borrower’s public filings and duly certified (subject to year-end audit adjustments) by the chief financial officer or deputy chief financial officer

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of the Administrative Borrower as having been prepared in accordance with generally accepted accounting principles, together with a Compliance Certificate.

(iii)Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year (i) a copy of the annual report for such year for the Administrative Borrower, including therein a Consolidated balance sheet of the Administrative Borrower as of the end of such fiscal year and Consolidated statement of operations and statement of cash flow of the Administrative Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an unqualified (except to the extent any qualification stated therein relates solely to the effect of any change in generally accepted accounting principles applicable to the Administrative Borrower and its Subsidiaries) opinion of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and (ii) a Compliance Certificate.

(iv)Litigation. Promptly and in any event within 10 days after a Responsible Officer becomes aware of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) affecting any Loan Party or any of its Subsidiaries that could be reasonably likely to be adversely determined and if so to have a Material Adverse Effect or (ii) that challenge the transactions contemplated by this Agreement (including, without limitation, the rights of any Administrative Borrower to borrow hereunder, the use of the proceeds of any Borrowing hereunder or the performance by any Loan Party of its Obligations hereunder) or that base any claim against any Loan Party on such transactions.

(v)Securities Reports. Promptly and in any event within 15 days after the sending or filing thereof, copies of all material regular, periodic and special reports, and all registration statements, that any member of the Reporting Group files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange.

(vi)Other Information. Such other information respecting the business, operations, financial condition, properties or prospects of each member of the Reporting Group as any Lender may, through the Administrative Agent, from time to time reasonably request.

The Administrative Borrower shall be deemed to have delivered the financial statements and other information referred to in subclauses (ii), (iii) and (v) of this Section 5.01(i), when (A) such SEC filings, financials or other information have been posted on the Internet website of the SEC (http://www.sec.gov) or on the Administrative Borrower’s own internet website as previously identified to the Administrative Agent and Lenders and (B) with respect to the financial statements referred to in subclauses (ii) and (iii) of this Section 5.01(i), the Administrative Borrower has notified the Administrative Agent by electronic mail of such posting (it being understood that if the Administrative Borrower’s own internet website includes an option to subscribe to a free service alerting subscribers by electronic mail of new SEC filings, such notice shall be deemed to have been provided). If the Administrative Agent or a Lender requests such SEC filings, financial statements or other information to be delivered to it in hard

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copies, the Administrative Borrower shall furnish to the Administrative Agent or such Lender, as applicable, such statements accordingly, provided that no such request shall affect that such SEC filings, financial statements or other information have been deemed to have been delivered in accordance with the terms of the immediately preceding sentence.

(j)Subsidiary Guarantors.

(i)Except in the case of a guarantee of Specified Debt of a Foreign Subsidiary by a Foreign Subsidiary or with respect to any Debt incurred pursuant to Section 5.02(e)(ix), promptly cause to become a guarantor of the Guaranteed Obligations by execution of a guaranty in form and substance reasonably satisfactory to the Administrative Agent (each, a “Subsidiary Guaranty”) any Subsidiary that is required to be a guarantor of any Specified Debt (a “Subsidiary Guarantor”). Upon the execution and delivery by a Subsidiary Guarantor of a Subsidiary Guaranty, such Subsidiary Guarantor shall be deemed to be a Loan Party hereunder, and each reference in this Agreement to a “Loan Party” shall also mean and be a reference to such Subsidiary Guarantor, for so long as such Subsidiary Guaranty is in effect.

(ii)In the case of each Subsidiary Guarantor that enters into a Subsidiary Guaranty in accordance with clause (i) above, the Borrower shall ensure that (x) before the execution of any Subsidiary Guaranty, the Administrative Agent receives the items referred to in Section 3.01(d) in respect of such Subsidiary Guarantor and its Subsidiary Guaranty, and a certificate of a Responsible Officer of the Borrower with respect to the representations and warranties in Section 4.01; and (y) all laws in connection with the execution, validity and enforceability of a Subsidiary Guaranty have been complied with.

(k)Use of Proceeds. Use the proceeds of any credit extension, whether directly or indirectly, solely for general corporate purposes of the Administrative Borrower and its Subsidiaries.

SECTION 5.02.    Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will:

(a)Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)Liens existing on the Effective Date and set forth on Schedule 5.02(a) (“Existing Liens”), and Liens replacing, extending or renewing any such Existing Liens upon or in the same property theretofore subject to such Existing Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured by such Existing Lien;

(ii)Permitted Liens;

(iii)Liens securing Debt and other Obligations that are not otherwise permitted to be secured pursuant to this Section 5.02(a) and Attributable Debt, provided

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that the value of the aggregate assets of the Reporting Group encumbered by all such Liens shall not exceed 5 % of the Consolidated Tangible Assets of the Reporting Group;

(iv)Liens created in favor of (x) a producer or supplier of Content or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing, syndication, publication, transmission and/or other exploitation of Content, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such Content;

(v)Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business;

(vi)Liens on property purchased after the date of this Agreement provided that (A) any such Lien (x) is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Debt incurred to refinance any Debt previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Debt secured by any Lien described in clause (A)(x) above does not exceed 100% of such cost and (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item;

(vii)in the case of a Person becoming a member of the Reporting Group after the date of this Agreement, any Lien with respect to the assets of such Person at the time it became a member of the Reporting Group, provided that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the Reporting Group;

(viii)Liens on accounts receivable in connection with any financing that would not cause the Reporting Group to be in violation of Section 5.03;

(ix)Liens created by Loan Parties in favor of other Loan Parties or Liens created by members of the Reporting Group that are not Loan Parties in favor of other members of the Reporting Group; and

(x)Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than the securities subject thereto;

(xi)Liens attaching to deposits in connection with any letter of intent, purchase agreement or similar agreement in connection with acquisitions;

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(xii)any interest or title of a lessor or lessee under any lease (other than capital leases) entered in the ordinary course of business and covering only the asset so leased, to the extent that the same would constitute a Lien; and

(xiii)any extensions, renewals or replacements of any of the Liens referred to in the foregoing clauses (vi) and (vii), provided such extensions, renewals or replacements are limited to all or part of the property securing the original Lien or any replacement of such property; and

(xiv)Liens on the assets of Holdco, FSA and their Subsidiaries securing Debt incurred pursuant to Section 5.02(e)(ix).

(b)Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) the Administrative Borrower may merge or consolidate with or into any other Person so long as (A) the Administrative Borrower shall be the surviving corporation or (B) the entity into which the Administrative Borrower is merged or consolidated, immediately prior to such merger or consolidation has no material assets or liabilities and immediately after such merger of consolidation shall (x) directly or indirectly own substantially all of the assets of the Administrative Borrower immediately preceding such merger or consolidation and (y) duly assume all of the Administrative Borrower’s obligations hereunder in form and substance satisfactory to the Administrative Agent and (ii) any Subsidiary may be merged or consolidated with or into (A) any other Subsidiary, (B) with the Administrative Borrower or (C) any other Person in connection with the consummation of an acquisition or disposition permitted under this Agreement; provided, however, that, in each case, no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted or required by (i) the generally accepted accounting principles applicable in the jurisdiction in which such Person is organized on the date of this Agreement or (ii) as required by law.

(d)Change in Nature of Business. Change, or permit any of its Subsidiaries to change, in any material respect the nature of the business of the Reporting Group taken as a whole as carried on at the date hereof (except for engaging in any business that is incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or extension thereof or ancillary thereto).

(e)Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i)Debt existing on the Effective Date and set forth on Schedule 5.02(e) (the “Existing Debt”), and any Debt extending the maturity of, or refunding, renewing or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding, renewal or refinancing (other than by an amount equal to the premium thereon plus other reasonable amounts paid, and fees and expenses incurred in connection with such extension, refunding, renewal or refinancing),

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and the direct and contingent obligors therefor shall not be increased, as a result of or in connection with such extension, refunding, renewal or refinancing;

(ii)Debt of any Person that becomes a Subsidiary of any Loan Party after the date hereof, and extensions, refundings, renewals and refinancings of any such Debt that do not increase the outstanding principal amount thereof (other than by an amount equal to the premium thereon plus other reasonable amounts paid, fees and expenses incurred in connection with such extension, refunding, renewal or refinancing); provided that such Debt exists at the time such Person becomes a Subsidiary of such Loan Party and is not created in contemplation of or in connection with such Person becoming a Subsidiary of such Loan Party;

(iii)Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iv) through (viii);

(iv)Debt of any Subsidiary to the Administrative Borrower or any other Subsidiary; provided that any Debt (other than Debt arising from ordinary course cash pooling and cash management activities) owed by a Loan Party to a non-Loan Party shall be subordinated to the Obligations under this Agreement in a manner acceptable to the Administrative Agent;

(v)other Debt (whether secured or unsecured) to the extent the aggregate principal amount of such Debt together with Debt secured by Liens permitted under Section 5.02(a)(iii) does not exceed an amount equal to 7.5% of Consolidated Tangible Assets of the Reporting Group;

(vi)endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vii)other Debt of any Foreign Subsidiary to the extent the aggregate principal amount of such Debt under this clause (vii) does not to exceed $500,000,000;

(viii)guarantees of Holdco and FSA (and any of their wholly owned subsidiaries including, without limitation, Binni Pty Limited (ACN 004 092 648), Fox Sports Venues Pty Limited (ACN 110 803 944), Sport by Numbers Pty Limited (ACN 065 420 046) and Fox Sports Streamco Pty Limited (ACN 616 999 243)) of the Foxtel Debt Agreements, and extensions, refundings, renewals and refinancings of any such guarantees that do not increase the outstanding principal amount thereof (other than by an amount equal to the premium thereon plus other reasonable amounts paid, fees and expenses incurred in connection with such extension, refunding, renewal or refinancing); and

(ix)Debt of Holdco, FSA and their Subsidiaries (I) that refinances any or all Debt (whether drawn or undrawn) under the Foxtel Debt Agreements as of the Effective Date and any subsequent extensions, refundings, renewals and refinancings of any such Debt that do not increase the outstanding principal amount thereof (other than by an amount equal to the premium thereon plus other reasonable amounts paid, fees and expenses incurred in connection with such extension, refunding, renewal or refinancing)

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and (II) an additional amount equal to 1.0x “Consolidated EBITDA” (as defined in the CTDP as in effect on the Effective Date except that, any amount that is included in such “Consolidated EBITDA” that is attributable to payments (other than transactions or arrangements (including with respect to licensing and advertising fees) in the ordinary course of business) from the Administrative Borrower or its Subsidiaries (excluding, for the avoidance of doubt, Holdco, FSA and their Subsidiaries) to Holdco, FSA and their Subsidiaries shall be excluded).

(f)Dispositions. Sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of all Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), except:

(i)sales, transfers, leases or other dispositions of any assets or the stock of any Subsidiary by any Subsidiary to any Loan Party or to another Subsidiary; and

(ii)mergers or consolidations permitted by Section 5.02(b).

(g)Request any Borrowing or Letter of Credit, or use, or authorize any of its Subsidiaries or its or their respective directors, officers, employees or agents to use, the proceeds of any Borrowing or Letter of Credit (A) for the purpose of offering, paying, promising to pay, or authorizing the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions applicable to Administrative Borrower or any such Subsidiary, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.03.    Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Administrative Borrower:

(a)will maintain an Adjusted Operating Income Net Leverage Ratio on the last day of each fiscal quarter of the Administrative Borrower for the Rolling Period then ended of not more than (a) for each of the four fiscal quarters immediately following the consummation of a Material Acquisition (an “Acquisition Period”), 3.5 to 1.0 and (b) for any other fiscal quarter, 3.0 to 1.0; provided that there shall be no more than three Acquisition Periods during the term of the facility contemplated hereby and the Adjusted Operating Income Net Leverage Ratio shall be less than or equal to 3.0 to 1.0 as of the end of at least one fiscal quarter between Acquisition Periods; and

(b)will maintain an Interest Coverage Ratio determined on the last day of each fiscal quarter of the Administrative Borrower for the Rolling Period then ended of not less than 3.0 to 1.0.

For purposes of calculating the aggregate principal amount of Consolidated Debt of the Administrative Borrower on any such date, (A) there shall be excluded from such calculation any amount in respect of Negative Pickup Arrangements and Capitalized Leases incurred in connection with the leasing of satellite transponders and (B) the currency exchange rate used for such calculation shall be the

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rate used in the annual or quarterly statement of financial position for such date; provided, however, that, if the Administrative Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such Rolling Period, the currency exchange rate used may be, at the option of the Administrative Borrower, the currency exchange rate used for the income statements of the Administrative Borrower for such fiscal quarter.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)any Loan Party shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any amount of interest on any Advance or any other payment under this Agreement within five (5) days after the same becomes due and payable; or

(b)any representation or warranty made by any Loan Party (or any of their officers) under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)any member of the Reporting Group shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d) (with respect to the Administrative Borrower only), (h) or (i)(i), Section 5.02 or Section 5.03; or

(d)any member of the Reporting Group shall fail to perform any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Administrative Borrower by the Administrative Agent or any Lender; or

(e)any member or members of the Reporting Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a Dollar Equivalent aggregate principal amount in excess of US$100,000,000 (but excluding Debt outstanding under this Agreement) of such member or members, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; provided that this clause (e) shall not apply to any default from a “change of control” (or equivalent term) under the Foxtel Debt Agreements to the extent (i) Holdco ceases to be a subsidiary of the Administrative Borrower as a result thereof or (ii) the Foxtel Debt Agreements are repaid in full and terminated substantially concurrently with the consummation of such “change of control” (or equivalent term); or

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(f)any Loan Party or any of its Significant Subsidiaries (i) shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party or any of its Significant Subsidiaries seeking (otherwise than for the purpose of a solvent amalgamation or reconstruction) to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) any Loan Party or any of their Significant Subsidiaries shall take any corporate action to authorize or any shareholder resolution shall be taken to effect any of the actions set forth above in this subsection (f); or (iv) any event analogous to or having a substantially similar effect to any of the events specified in this subsection (f) (including in respect of any Australian Person, an Australian Insolvency Event), other than any solvent reorganization, shall occur under the laws of any applicable jurisdiction with respect to any Loan Party or any of their Significant Subsidiaries; or

(g)any judgments or orders shall be rendered against any member or members of the Reporting Group for the payment of money (that has not been paid or fully covered by insurance) in a Dollar Equivalent amount in excess of US$200,000,000 in the aggregate and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party in any material respect, or any such Loan Party shall so state in writing (other than in accordance with the terms of this Agreement); or

(i)a Change of Control shall occur; or

(j)any Loan Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would be reasonably likely to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Administrative Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the

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Administrative Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Administrative Borrower; provided, however, that if any Event of Default under clause (ii) of Section 6.01(f) shall have occurred and be continuing with respect to the Administrative Borrower, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Administrative Borrower.

SECTION 6.02.    Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Administrative Borrower to, and forthwith upon such demand the Administrative Borrower will, (a) pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount in the relevant currencies equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that if any Event of Default under clause (ii) of Section 6.01(f) shall have occurred and be continuing with respect to the Administrative Borrower, the Administrative Borrower will pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount equal in the relevant currencies to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Administrative Borrower. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Administrative Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount in the relevant currencies equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other Obligations of the Administrative Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Administrative Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its

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behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Administrative Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Administrative Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and

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any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Administrative Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. With effect from the date of the Administrative Agent’s resignation (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security, if any, held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. The fees payable by the Administrative Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Administrative Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Each Lender hereby acknowledges that none of the Agents (other than the Administrative Agent) has any liability hereunder other than in its capacity as a Lender.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date

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such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby do any of the following: (i) increase or extend the Termination Date for the Revolving Credit Commitments of such Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of Default Interest or to waive any obligation of the Borrowers to pay Default Interest or interests or fees at the Default Rate, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder except as provided in Section 2.19, (iv) amend or modify the provisions of Section 2.13(a) or 2.15 in a manner that would by its terms alter the pro rata sharing of payments required thereby or (v) amend or modify the provisions of this Section 8.01 or the definition of the term “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; and provided, further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Loan Document and no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 8.02.    Notices, Etc.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)if to the Administrative Borrower or any other Loan Party, to it at the address of the Administrative Borrower at 1211 Avenue of the Americas, New York, New York 10036, Attention of Group General Counsel (Facsimile No. 212-852-7732; Telephone No. 212-852- 7161) and Treasurer (Facsimile No. 212-416-4173; Telephone No. 212-416-3477);

(ii)if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for the Administrative Agent on Schedule II or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by the Administrative Agent in a notice to the other parties;

(iii)if to any Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Administrative Borrower at the time of its appointment as an Issuing Bank hereunder;

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(iv)if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Issuing Bank and/or Lender. The Administrative Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses
(i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc. Any party hereto or to any other Loan Documents may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.” The Administrative Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non- infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have

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any liability to the Borrowers or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03.    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.    Costs and Expenses.

(a)The Administrative Borrower agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation,
(A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and one local counsel in each applicable jurisdiction. The Administrative Borrower further agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent and the Lenders in connection with the enforcement of rights under this Section 8.04(a), and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the Administrative Agent or applicable Lenders (based upon the advice of counsel to the Administrative Agent or such Lenders), as the case may be, one additional counsel for the affected parties taken as a whole.

(b)The Administrative Borrower agrees to indemnify and hold harmless the Agents and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Indemnified Parties taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the affected Indemnified Party (based upon the advice of counsel to

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such Indemnified Party), one additional counsel for the affected parties taken as a whole) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Administrative Borrower or any of its Subsidiaries, except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees, (y) a material breach by such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees of its obligations under the Loan Documents or (z) a claim, litigation, investigation or proceeding by one Indemnified Party against another Indemnified Party and not resulting from an act or omission of the Administrative Borrower, any other Loan Party or any of their Affiliates (other than any such claim, litigation, investigation or proceeding brought against an Agent solely in its capacity as such or in fulfillment of its role as such). Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in this subsection (b) above, such Indemnified Party shall, if a claim in respect thereof is to be made against Administrative Borrower under this subsection (b), promptly give notice to Administrative Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give notice provided in this subsection (b) shall not (i) relieve Administrative Borrower of its Obligations under this subsection (b), unless and to the extent that such failure results in the forfeiture of rights or defenses and Administrative Borrower incurs an increased Obligation to such Indemnified Party under this subsection (b) on account of such failure, and (ii) in any event relieve Administrative Borrower from any liability with respect to such Indemnified Party which Administrative Borrower may have otherwise on account of this Agreement. The Administrative Borrower shall not be liable for any settlement of any action or claim effected without the Administrative Borrower’s consent (which consent shall not be unreasonably withheld), and the Administrative Borrower shall not settle or compromise any action or claim affecting any Indemnified Party without such Indemnified Party’s prior written consent (which shall not be unreasonably withheld) if the settlement or compromise involves any performance by, or adverse admission of, such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Administrative Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Administrative Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(b)Upon any payment of any indemnified amount by Administrative Borrower to any Indemnified Party, Administrative Borrower shall be subrogated to all rights of such Indemnified Party to seek reimbursement from any other Person in connection with such indemnified amount.

(c)If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Administrative Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(c), 2.10

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or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Administrative Borrower pursuant to Section 8.07(a), the Administrative Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(e)Without prejudice to the survival of any other agreement of the Administrative Borrower hereunder, the agreements and obligations of the Administrative Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.05.    Right of Setoff. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, and to make any such currency exchange as may be necessary to effect such application, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 8.06.    Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Administrative Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Administrative Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by any Loan Party shall be null and void).

SECTION 8.07.    Assignments and Participations.

(a)Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 8.07(b), (ii) by way of participation in accordance with the provisions of Section 8.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.07(f) (and any

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other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may, and shall as provided in Section 2.21, at any time assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to the Revolving Credit Commitments and the Letter of Credit Commitments) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and

(B)in any case not described in Section 8.07(b)(i)(A), the aggregate amount of the applicable Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents.

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender or Issuing Bank from assigning all or a portion of its rights and obligations among the Revolving Credit Commitments and the Letter of Credit Commitments on a non-pro rata basis; provided that, at no time shall the Letter of Credit Commitment of any Issuing Bank exceed the Revolving Credit Commitment of such Issuing Bank.

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 8.07(b)(i)(B) and, in addition:

(A)the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 6.01(a) or (f) has occurred and is continuing at the time of such assignment, or
(y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

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(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender; and

(C)the consent of each Issuing Bank shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made to an Ineligible Institution or any Defaulting Lender or any of its Subsidiaries.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its holding company, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Administrative Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Advances or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest

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assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Administrative Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related stated interest amounts) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Administrative Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Administrative Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Administrative Borrower or any of the Administrative Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Administrative Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section
8.16 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, to the extent that such amendment, waiver or consent otherwise requires such Lender’s affirmative consent pursuant to the provisions of Section 8.01 and then only to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Administrative Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11,

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8.04(d) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.11, 2.14 and 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Administrative Borrower’s request and expense, to use reasonable efforts to cooperate with the Administrative Borrower to effectuate the provisions of Section
2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Administrative Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed United States Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version), or is necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA or other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Loan Parties to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, any other Governmental Authority or any of its Affiliates; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08.    Confidentiality. Neither the Administrative Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Administrative Agent or the Lenders by any Loan Party (such information being referred to collectively herein as the “Borrower Information”), except that each of the Administrative Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, partners, counsel, auditors, representatives, agents and advisors (it being understood that the

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Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms at least as restrictive as provided herein), (ii) to the extent requested by any regulatory authority or self-regulatory body, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including, if required, to establish the facts of Default), (vi) subject to an agreement containing provisions at least as restrictive as those of this Section 8.08, to any assignee or participant or prospective assignee or participant or to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Administrative Agent or such Lender, or (B) is or becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Loan Parties; provided that such source is not known to the Administrative Agent or Lender, as applicable, to be subject to any confidentiality obligation to any Loan Party, and (viii) with the consent of any Loan Party; provided that, prior to any disclosure pursuant to (ii) or (iii) above, the disclosing party agrees that it will notify the non-disclosing party as soon as practical in the event of any such request for a disclosure (other than at the request of a banking regulatory authority or self-regulatory body), unless such notification shall be prohibited by applicable law or legal process. The Administrative Agent and the Lenders agree that monetary damages would not be a sufficient remedy for breach of this Section 8.08, and that in addition to all other remedies available at law or in equity, the Loan Parties shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.

SECTION 8.09.    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11.    Jurisdiction, Etc. Each party hereto hereby irrevocably and unconditionally

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents (except as otherwise expressly provided in such other Loan Documents) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, New York, New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (ii) if all such courts decline jurisdiction over any person, or decline (or in the case of the courts of the United States of America for the Southern District of New York, lack) jurisdiction over any subject matter of such action or

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proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)consents and agrees that any such action or proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in any court referred to in paragraph (a) of this Section 8.11 and waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 8.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, indirect, exemplary, punitive or consequential damages.

(f)ANY SUBSIDIARY BORROWER HEREBY APPOINTS THE ADMINISTRATIVE BORROWER AS ITS AUTHORIZED AGENT (THE “AUTHORIZED AGENT”) UPON WHOM PROCESS MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN WHICH MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK, NEW YORK. SERVICE OF PROCESS UPON THE AUTHORIZED AGENT SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON ANY SUBSIDIARY BORROWER.

SECTION 8.12.    No Liability of the Issuing Banks. The Administrative Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Administrative Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Administrative Borrower, to the extent of any direct, but not consequential damages suffered by the Administrative Borrower that the Administrative Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without

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responsibility for further investigation.

SECTION 8.13.    Judgment.

(a)If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Alternative Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be based on the Dollar Equivalent of such Alternative Currency on the Business Day preceding that on which final judgment is given.

(b)The obligation of the Administrative Borrower and each Loan Party in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Administrative Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Administrative Borrower or such Loan Party such excess.

SECTION 8.14.    Patriot Act. Each Lender hereby notifies the Administrative Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

SECTION 8.15.    Material Non-Public Information.

(a)EACH LENDER ACKNOWLEDGES THAT BORROWER INFORMATION AS DEFINED IN SECTION 8.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE ADMINISTRATIVE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE ADMINISTRATIVE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND

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THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 8.16.    Indemnification by Lenders.

(a)Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Administrative Borrower and without limiting the obligation of the Administrative Borrower to do so), from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that maybe imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that (i) no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct and (ii) provided that the Indemnified Costs were incurred by or asserted against the Administrative Agent in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Administrative Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.16 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Administrative Borrower) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that (i) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct and (ii) provided that the indemnified amounts were incurred by or asserted against the Issuing Bank in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Administrative Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Administrative Borrower.

(c)The failure of any Lender to reimburse the Administrative Agent or any Issuing Bank promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to the Administrative Agent or such Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank for its Pro Rata Share

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of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or an Issuing Bank for such other Lender’s Pro Rata Share of such amount.
Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.16 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.17.    No Fiduciary Duties. The Administrative Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Agent, Issuing Bank or Lender (each a “Lender Party”) will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Administrative Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Administrative Borrower or any other person. The Administrative Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Administrative Borrower acknowledges and agrees that no Lender Party is advising the Administrative Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Administrative Borrower shall consult with its own advisors concerning such legal, tax, investment, accounting or regulatory matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Lender Parties shall have no responsibility or liability to the Administrative Borrower with respect thereto.

(b)The Administrative Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)In addition, the Administrative Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Administrative Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Administrative Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.

SECTION 8.18.    Waiver of Jury Trial. Each of the Administrative Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

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SECTION 8.19.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 8.20.    Release of Subsidiary Guarantors and Subsidiary Borrowers.

(a)So long as no Event of Default has occurred and is continuing, a Subsidiary Guarantor shall be released from its Obligations under its Subsidiary Guaranty and such Subsidiary Guaranty shall be terminated automatically, without any further action on the part of the Lenders, immediately prior to the release of such Subsidiary Guarantor as a guarantor of all Specified Debt of which such Subsidiary Guarantor is, or is required to be, a guarantor, provided that, if at any time and for any reason such Subsidiary Guarantor is deemed to be or otherwise becomes reinstated as a guarantor under any Specified Debt, such Subsidiary shall automatically be reinstated as a Subsidiary Guarantor under its Subsidiary Guaranty without any further action on the part of such Subsidiary Guarantor or the Lenders.

(b)A Subsidiary Borrower shall be automatically released from its obligations under the Loan Documents upon the repayment in full and termination of such Subsidiary Borrower’s Subsidiary Borrower Tranche.

[Signature Pages Follow]

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